UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nutrisystem, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 7, 2012

To our Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders on Wednesday, September 5, 2012 at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. During the meeting, we will ask our stockholders to approve the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan and we will respond to any questions that you may have about us or the plan.

Information about the matter to be acted on at the meeting is contained in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement. Also enclosed herewith is your proxy card, which includes instructions for voting.

Your vote is extremely important.

You may vote by telephone or the Internet, as described in the instructions printed on the enclosed proxy card; by using the enclosed proxy card; or by voting in person at the meeting. Whether or not you expect to attend the Special Meeting of Stockholders, please vote your shares.

I hope you will find it possible to participate in the meeting.

Best regards,

/s/ Michael J. Hagan
Michael J. Hagan
Chairman of the Board

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 5, 2012

To the Stockholders of Nutrisystem, Inc.:

A Special Meeting of Stockholders (the “Special Meeting”) will be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, September 5, 2012 at 10:00 a.m. (EDT). At the Special Meeting, stockholders will be asked to approve the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan.

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan.

Our Board of Directors has fixed the close of business on July 27, 2012 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the Special Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or grant your proxy by telephone or Internet by following the instructions printed on the enclosed proxy card.

If you have any questions, please contact Georgeson Inc., our proxy solicitor assisting us in connection with the Special Meeting. Stockholders may call toll-free at 866-767-8989. Banks and brokers may call collect at 212-440-9800.

By Order of the Board of Directors,

/s/ Ralph J. Mauro
Ralph J. Mauro
Secretary

Fort Washington, Pennsylvania

August 7, 2012

NUTRISYSTEM, INC.

PROXY STATEMENT

This Proxy Statement and the enclosed form of proxy card, and the foregoing Notice of Special Meeting of Stockholders, which are first being mailed to stockholders on or about August 7, 2012, are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Nutrisystem, Inc., a Delaware corporation (“Nutrisystem” or the “Company”), for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103, on Wednesday, September 5, 2012 at 10:00 a.m. (EDT), and at any adjournment or postponement thereof. Only stockholders of record at the close of business on July 27, 2012 (the “Record Date”) shall be entitled to notice of, and to vote at, the Special Meeting.

Our Board unanimously recommends that you vote “FOR” the approval of the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON SEPTEMBER 5, 2012:

This Proxy Statement and the enclosed form of proxy card are available at: https://materials.proxyvote.com/67069D

General Information About the Special Meeting and Voting

Why are you receiving these proxy materials?

We are providing these proxy materials to you because our Board is asking (technically called soliciting) holders of our common stock to provide proxies to be voted at the Special Meeting. The Special Meeting is scheduled for September 5, 2012, commencing at 10:00 a.m. (EDT) at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103. Your proxy will be used at the Special Meeting and at any adjournment or postponement of the Special Meeting. The accompanying Notice of Special Meeting of Stockholders, this Proxy Statement and the enclosed proxy card are being mailed to stockholders beginning on or about August 7, 2012.

What will stockholders be voting on?

At the Special Meeting, stockholders will be asked to approve the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan (the “Restated Plan”).

Who is entitled to vote at the Special Meeting?

Only stockholders of record at the close of business on the record date, July 27, 2012, may vote at the Special Meeting. There were 28,557,776 shares of our common stock outstanding on July 27, 2012. During the ten days before the Special Meeting, you may inspect a list of stockholders eligible to vote. If you would like to inspect the list, please call Ralph J. Mauro, our Secretary, at 215-706-5300 to arrange a visit to our offices.

What are the voting rights of the holders of our common stock?

Each outstanding share of our common stock will be entitled to one vote on each matter considered at the Special Meeting.

How can you vote?

If you are a record holder, meaning your shares are registered in your name, you may vote or submit a proxy:

1. By Telephone—You can vote your shares by a toll-free telephone number by following the instructions provided on the enclosed proxy card. The telephone voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting by telephone authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

2. Over the Internet—You can simplify your voting by voting your shares via the Internet as instructed on the enclosed proxy card. The Internet procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote its shares and confirm that its instructions have been properly recorded. Voting via the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

3. By Mail—Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board. Unsigned proxy cards will not be voted.

4. In Person Vote at the Special Meeting—If you attend the Special Meeting, you may deliver a completed and signed proxy card in person or you may vote by completing a ballot, which we will provide to you at the

Special Meeting. If you hold your shares through a bank or broker and wish to vote in person, please bring a “legal” proxy from your bank or broker.

Beneficial Owners, “Street Name” and Abstentions

Most of our stockholders hold their shares in “street name” through a broker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee in how to vote your shares. We encourage you to provide voting instructions to your broker, bank or other nominee.

Brokers, banks, or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers, banks, or other nominees will not have this discretionary authority with respect to the proposal to approve the Restated Plan, which is considered a non-routine matter. Therefore, shares held in street name that do not provide voting instructions will not be voted on the proposal to approved the Restated Plan. In addition, as there will be no routine matters presented at the Special Meeting, shares held in street name that do not provide voting instructions are not considered present or represented by proxy at the Special Meeting, which means such shares will not be included in determining whether a quorum is present. Abstentions, on the other hand, will be included in determining whether a quorum is present, but will not impact the outcome of the proposal. We encourage you to provide voting instructions to the organization that holds your shares.

Can you change your vote or revoke your proxy?

You may revoke your proxy at any time before your shares are voted at the Special Meeting by:

•	notifying our Secretary, Ralph J. Mauro, in writing, at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, that you are revoking your proxy;

•	submitting a later dated proxy card;

•	voting again by telephone or over the Internet; or

•	attending and voting by ballot at the Special Meeting.

If you are the beneficial owner of shares held in street name, you must submit new voting instructions to your stockbroker, bank, or other nominee pursuant to the instructions you have received from them.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Joseph M. Redling, our President and Chief Executive Officer, and David D. Clark, our Executive Vice President and Chief Financial Officer. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Special Meeting, please use the means available to you to vote by proxy so that your shares of common stock may be voted.

How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete, sign, and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the proposal to approve the Restated Plan.

What constitutes a quorum?

The holders of a majority of the 28,557,776 shares of common stock issued and outstanding as of the Record Date and entitled to vote as the Special Meeting, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Special Meeting. If you choose to have your shares represented by proxy at the Special Meeting, you will be considered part of the quorum. Shares held in street name that do not provide voting instructions will be not counted as present for the purposes of establishing a quorum. Abstentions will be counted as present for the purpose of establishing a quorum.

If a quorum is not present by attendance at the Special Meeting or represented by proxy, the chairman of the meeting or holders of a majority of the shares of common stock entitled to vote at the Special Meeting, either present or represented by proxy, shall have the power to adjourn the Special Meeting. It shall not be necessary for the Company to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

What vote is required to approve the Restated Plan and how are votes counted?

The affirmative vote of the holders of shares of our common stock having a majority of the votes cast by the holders of all of the shares of our common stock present in person or represented by proxy and voting on such matter shall be required to approve the Restated Plan. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted as present for the purpose of establishing a quorum.

Are there other matters to be voted on at the Special Meeting?

No other matter will be voted on at the Special Meeting other than the proposal included herein.

Where can you find the voting results?

Voting results will be reported in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (SEC) within four business days following the Special Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our Board and we will bear the costs of the solicitation. This solicitation is being made by mail and through the Internet, but also may be made by telephone or in person. We have hired Georgeson Inc. to assist in the solicitation. We will pay Georgeson a fee of $8,000 for these services and we will reimburse their out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

What is “householding” and how does it affect me?

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any such documents to you if you write, e-mail or call our proxy solicitor, Georgeson Inc., at 199 Water Street, 26th Floor, New York, NY 10038, nutrisystem@georgeson.com or 866-767-8989 (toll-free).

If you want to receive separate copies of our Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact our Investor Relations Department, in writing, at Nutrisystem, Inc., Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, PA 19034, Attention: Investor Relations Department.

When are stockholder proposals and director nominations for our 2013 Annual Meeting of Stockholders due?

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2013 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act). To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034, not later than December 28, 2012. If, however, the date of our 2013 Annual Meeting of Stockholders will be on or before May 6, 2013 or on or after July 7, 2013, then the deadline will be a reasonable time before we begin to print and send out our proxy materials. The dates referenced below with respect to proposing an item of business at our 2013 Annual Meeting will not affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 of the Exchange Act.

In addition, under our bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that a nomination for director nominee(s) and/or an item of business to be introduced at an Annual Meeting of Stockholders must be submitted in writing to our Secretary at our offices at Fort Washington Executive Center, 600 Office Center Drive, Fort Washington, Pennsylvania 19034. We must receive written notice of your intention to introduce a nomination or to propose an item of business at our 2013 Annual Meeting:

•	after February 6, 2013, but before March 8, 2013; or

•

if the 2013 Annual Meeting will be held before May 12, 2013 or after July 1, 2013, then no later than the close of business on the tenth day following the date on which notice of the date of the 2013 Annual Meeting of Stockholders is mailed or public disclosure of the date of the 2013 Annual Meeting of Stockholders is made, whichever first occurs.

Any such notice must include all of the information required to be in such notice pursuant to our bylaws.

PROPOSAL TO APPROVE THE AMENDED AND RESTATED NUTRISYSTEM, INC. 2008 LONG-TERM INCENTIVE PLAN

On July 27, 2012, our Board adopted, subject to stockholder approval, the Restated Plan. The Board has directed that the proposal to approve the Restated Plan be submitted to our stockholders for their approval at the Special Meeting. Stockholder approval is being sought for the Restated Plan:

•

so that the compensation attributable to grants under the Restated Plan may qualify for an exemption from the $1 million deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	in order for incentive stock options to meet the requirements of Section 422 of the Code; and

•	to satisfy NASDAQ corporate governance listing standards.

The Restated Plan is intended to update our 2008 Long-Term Incentive Plan (the “2008 Plan”) and to authorize the issuance of 2,700,000 additional shares of common stock in respect of equity incentive awards.

As of July 27, 2012, there were outstanding under the 2008 Plan (i) stock options to purchase 456,444 shares at a weighted average exercise price of $13.68 and a weighted average exercise life of 6.16 years; (ii) 907,924 unvested shares of restricted stock, and (iii) performance-based RSUs with respect to 142,102 shares (at target levels of performance). In addition, as of July 27, 2012, there were 16,976 shares not subject to outstanding awards and available for future issuance under the 2008 Plan. Except for the 2008 Plan and 87,455 shares subject to inducement awards described in a Form S-8 filed with the SEC on May 29, 2012, we do not maintain other arrangements providing for equity-based compensation to individual service providers.

Equity-based compensation is an important component of our executive compensation strategy and, we believe, is critical to our ability to attract, retain and motivate qualified employees, consultants and directors. As described in detail in the “Executive Compensation—Compensation Discussion and Analysis” section below, a significant part of the total compensation of the Named Executive Officers identified herein is in the form of equity-based incentives, and a significant part of those awards are subject to performance vesting. Because the 2008 Plan is effectively exhausted, we will be unable to continue to provide any meaningful amount of equity-based compensation in future periods if the Restated Plan is not approved. To provide competitive levels of compensation, we would likely be required to increase our levels of cash compensation. This would deplete our cash reserves and decrease the alignment of interests between our management and our stockholders, which we believe would be undesirable, inconsistent with best practices and not in the best interests of our stockholders. Accordingly, the approval of the Restated Plan by our stockholders is critically important.

The Restated Plan includes a number of provisions designed to serve stockholders’ interests and facilitate effective corporate governance, including the following:

•	No Stock Option or Stock Appreciation Right Repricing: The Restated Plan does not permit the repricing of options or stock appreciation rights without stockholder approval.

•	Change of Control: The Restated Plan does not provide for automatic acceleration of vesting of awards upon a change in control transaction.

•

Plan Administration: All grants to officers under the Restated Plan will be made and administered by the Compensation Committee, which is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors,” as that term is defined for purposes of Section 162(m) of the Code.

As we seek approval for the means to provide additional equity compensation, we ask stockholders to note that we have been judicious in our use of equity compensation in the past. As shown in the table below, our three-year average annual burn rate is 3.88%, well below the Institutional Shareholder Services Inc. (ISS) burn rate cap of 4.02% applied to our industry.

Year	Options Granted	Time- Vested Restricted Stock and RSUs Granted	Performance- Based RSUs Earned	Unadjusted Total	Adjusted Total (1)	Weighted Average Number of Common Shares Outstanding	Unadjusted Burn Rate = Unadjusted Total / Common Shares Outstanding	Adjusted Burn Rate = Adjusted Total / Common Shares Outstanding
2011	327,280	337,256	—	664,536	1,001,792	27,033,000	2.46	3.71
2010	—	577,205	44,997	622,202	1,244,404	28,312,000	2.20	4.40
2009	—	521,153	—	521,153	1,042,306	29,458,000	1.77	3.54
3 year average							2.14	3.88

(1)	Full-value awards are adjusted to reflect that ISS considers them to be more valuable than stock options. The adjustment is made based on our annual stock price volatility, such that 1.0 full value award will count as 2.0 option shares.

The material terms of the Restated Plan are summarized below. This summary of the Restated Plan is not intended to be a complete description of the Restated Plan and is qualified in its entirety by the actual text of the Restated Plan to which reference is made, which is attached to this Proxy Statement as Appendix A.

Material Features of the Restated Plan

General. The Restated Plan provides that grants may be in any of the following forms:

•	incentive stock options;

•	nonqualified stock options (incentive stock options and nonqualified stock options collectively are referred to as “options”);

•	stock appreciation rights (“SARs”);

•	stock units (which may also include dividend equivalents);

•	stock awards;

•	other stock-based awards; and

•	performance-based cash or equity awards.

Subject to adjustment in certain circumstances as described below, the aggregate number of shares of common stock that may be issued or transferred under the Restated Plan is 5,400,000 shares, 2,700,000 of which were approved when the 2008 Plan was originally adopted and 2,700,000 of which represent the additional shares you are being asked to approve now. All shares approved for issuance under the Restated Plan will be available for any type of grant permitted under the Restated Plan.

If and to the extent options and SARs granted under the Restated Plan terminate, expire or are cancelled, forfeited, exchanged, or surrendered without having been exercised or if any stock awards, stock units, or other stock-based awards are forfeited or terminated, or otherwise settled without the issuance of shares, the shares subject to those awards will become available again for purposes of the Restated Plan. If shares subject to an award are withheld in satisfaction of the exercise price of that award, or are withheld or remitted back in satisfaction of tax withholding obligations arising in connection with that award, the number of shares withheld will become available again for purposes of the Restated Plan. Similarly, shares subject to an award that is settled in cash will become available again for purposes of the Restated Plan.

The Restated Plan provides that the maximum aggregate number of shares of common stock that may be made with respect to grants to any individual during any calendar year is 350,000 shares, subject to adjustment as described below. This limit will apply without regard to whether the grants are to be paid in shares or cash. The Restated Plan also provides that the maximum amount of any performance-based cash bonus paid to any individual under the Restated Plan will be limited to $1.5 million for each 12-month period included within the applicable performance period.

If approved by our stockholders at the Special Meeting, the Restated Plan will become effective on September 5, 2012. If not approved by our stockholders at the Special Meeting, the 2008 Plan will continue in effect without change.

Administration. The Restated Plan will be administered and interpreted by the Compensation Committee; however, our Board will make grants under the Restated Plan to our non-employee directors. The Compensation Committee (and the Board, in connection with grants to our non-employee directors) has the authority to (i) determine the individuals to whom grants will be made under the Restated Plan, (ii) determine the type, size, and terms and conditions of the grants, (iii) determine the time when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the possible acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below, and (v) deal with any other matters arising under the Restated Plan. The determinations of the Compensation Committee are made in its sole discretion and are final, binding, and conclusive. Day-to-day administrative functions of the Restated Plan may be performed by our employees, as approved by the Compensation Committee.

Eligibility for Participation. All of our employees and the employees of our subsidiaries are eligible for grants under the Restated Plan. Our non-employee directors are also eligible to receive grants under the Restated Plan. All of our consultants, and those of our subsidiaries, are also eligible to receive grants under the Restated Plan.

Types of Awards.

Stock Options. The Compensation Committee may grant stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Code (“ISOs”), “nonqualified stock options” that are not intended to so qualify (“NQSOs”), or any combination of ISOs and NQSOs. Anyone eligible to participate in the Restated Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Compensation Committee fixes the exercise price per share for options on the date of grant. The exercise price of any option granted under the Restated Plan will be equal to or greater than the fair market value of the underlying shares of common stock on the date of grant; however, if a participant who will be granted an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock or any of our subsidiaries, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of a share of common stock on the date of grant. To the extent that the aggregate fair market value of shares of common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a participant during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Compensation Committee determines the term of each option, provided, however, that the term may not exceed ten years from the date of grant and, if the recipient of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock or any of our subsidiaries, the term of that ISO may not exceed five years from the date of grant. The vesting period for options is determined by the Compensation Committee, in its sole discretion. Options may be exercised while the participant is employed by us or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Compensation Committee. A participant may exercise an option by delivering notice of exercise to us or our designated agent. The participant will pay the exercise price and any withholding taxes for the option: (i) in cash or by certified check, (ii) with the approval of the Compensation Committee, by delivering shares of our common stock already owned by the participant and having a fair market value on the date of exercise equal to the exercise price or through attestation to ownership of such shares, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Compensation Committee may approve, to the extent permitted by applicable law.

SARs. The Compensation Committee may grant SARs to anyone eligible to participate in the Restated Plan. Upon exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of the common stock on the date of exercise over the base amount set forth in the grant letter. Such payment to the participant will be in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee. The Compensation Committee will determine the period when SARs vest and become exercisable (provided that the term of any SAR shall not exceed ten years from the date of grant), the base amount for SARs, and whether SARs will be granted in connection with, or independently of, any options. SARs may be exercised while the participant is employed by us or providing service to us or within a specified period of time after termination of such employment or service, as determined by the Compensation Committee.

Stock Units. The Compensation Committee may grant stock units to anyone eligible to participate in the Restated Plan. Each stock unit provides the participant with the right to receive a share of common stock, or an amount based on the value of a share of common stock, at a future date. The Compensation Committee determines the number of stock units that will be granted, the service conditions, performance goals or other criteria that must be satisfied for the stock units to become vested, and the other terms and conditions applicable to the stock units. Stock units may be settled upon vesting or upon such later date authorized by the Compensation Committee. Stock units may be settled in cash, in shares of common stock, or in a combination of cash and shares of common stock, as determined by the Compensation Committee.

The Compensation Committee may grant dividend equivalent rights in connection with stock units, under such terms and conditions as the Compensation Committee deems appropriate. Dividend equivalents may be paid in cash or shares, or credited as additional stock units, as determined by the Compensation Committee. To the extent payable in cash or shares, dividend equivalents may be currently, on or about the time the corresponding dividend is paid, or deferred to a later date determined by the Compensation Committee. The Compensation Committee may provide that dividend equivalents will be payable based on the achievement of specified performance goals. Anyone eligible to participate in the Restated Plan may receive dividend equivalents. Dividend equivalents may not be granted in connection with options or SARs.

Stock Awards. The Compensation Committee may grant stock awards to anyone eligible to participate in the Restated Plan. The Compensation Committee may require that participants pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Compensation Committee will determine whether they will lapse over a period of time or according to such other criteria as the Compensation Committee determines appropriate, including restrictions based upon the achievement of specific performance goals. The Compensation Committee determines the number of shares of common stock subject to each stock award and the other terms and conditions of the grant. The Compensation Committee will determine to what extent, and under what conditions, a participant will have the right to vote the shares of common stock subject to any stock award and to receive dividends or other distributions paid on such shares during the restriction period. The Compensation Committee may determine that a participant’s entitlement to dividends on stock awards will be withheld while the stock awards are subject restrictions and that the dividends will be payable only upon the lapse of the restrictions for the stock awards, or on such other terms as the Compensation Committee determines.

Other Stock-Based Awards. The Compensation Committee may grant other types of stock-based awards that would not otherwise constitute options, SARs, stock units, and stock awards. The Compensation Committee may grant other stock-based awards to anyone eligible to participate in the Restated Plan. These grants are based on or measured by shares of common stock and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. The terms and conditions for these grants will be determined by the Compensation Committee.

Qualified Performance Compensation. To enable the Company to maximize the deductibility of performance-based grants under Section 162(m) of the Code, the Compensation Committee may impose and specify objective performance goals that must be met with respect to certain grants of stock units, stock awards, dividend equivalents, other stock-based awards and cash bonus awards under the Restated Plan. The Compensation Committee will determine the performance period for such grants, the performance goals that must be met during that period in order for the grants to be earned and the other terms and conditions of the grant. The Compensation Committee may award these types of grants to anyone eligible to participate in the Restated Plan, although as a practical matter, these grants are most likely to be issued to executive officers (as they are the employees whose compensation is most likely be subject to the limitations of Section 162(m) of the Code).

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following measures: stock price; earnings per share; net earnings; operating earnings; return on assets; stockholder return; return on equity; growth in assets; unit volume; sales; market share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); or strategic business criteria consisting of one or more objectives based on meeting specific revenue goals, market penetration goals, geographic business expansion goals, business growth initiatives, cost targets, goals relating to acquisitions or divestitures or first-time orders resulting from one or more sales channels.

The Compensation Committee may provide, at the time a performance goal is established, that adjustments will be made to the performance goal to take into account, in the manner specified by the Compensation Committee, the impact of one or more of the following: (1) gain or loss from all or certain claims and/or litigation and insurance recoveries, (2) the impairment of tangible or intangible assets, (3) non-cash compensation expense, (4) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (5) restructuring activities reported in the Company’s public filings, (6) investments, dispositions or acquisitions, (7) gain or loss from the disposal of certain assets, (8) gain or loss from the early extinguishment, redemption, or repurchase of debt, or (9) changes in accounting principles that become effective during the performance period.

The above-described performance measures (and adjustments thereto) may relate to our performance, the performance of one or more or our business units or subsidiaries, or any combination of the foregoing.

The Compensation Committee will certify the performance results for the performance period after the performance period ends and will determine the amount, if any, to be paid pursuant to each grant based on the achievement of the performance goals and the satisfaction of all other terms set forth in the grant agreement.

Other Terms

Deferrals. The Compensation Committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Restated Plan. The Compensation Committee will establish the rules and procedures applicable to any such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of common stock outstanding by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares; by reason of a merger, reorganization, or consolidation; by reason of a recapitalization or change in par value; or by reason of any other extraordinary or unusual event affecting the outstanding shares of common stock as a class without our receipt of consideration, or if the value of outstanding shares of common stock is substantially reduced as a result of a spinoff or our payment of an extraordinary dividend or distribution, the number of shares of common stock available for grants, the limit on the number of shares of common stock for which any individual may receive pursuant to grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Restated Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Compensation Committee, in such manner as the Compensation Committee deems appropriate, in order to preclude, to the extent practicable, the enlargement or dilution of the rights and benefits under such grants.

Change in Control. In the event of a change in control, the Compensation Committee may take any one or more of the following actions with respect to any or all outstanding grants: (i) determine that outstanding options and SARs will automatically accelerate and become fully or partially exercisable, and the restrictions and conditions on outstanding stock awards and stock units will fully or partially lapse; (ii) require the surrender of outstanding options and SARs for payment in cash, common stock or other property, equal to the difference between the exercise price or base amount and the fair market value of the subject shares; (iii) after providing participants with the ability to exercise their outstanding options and SARs, terminate such options and SARs; (v) with respect to outstanding stock units or other stock-based awards, provide for a payment in settlement of such grants in an amount and form determined by the Compensation Committee; or (v) determine that all outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options and rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other grants that remain outstanding will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion will take place as of the date of the change of control or such other date as the Compensation Committee may specify.

Foreign Participants. If any individual who receives a grant under the Restated Plan is subject to taxation in countries other than the United States, the Restated Plan provides that the Compensation Committee may make grants to such individuals on such terms and conditions as the Compensation Committee determines appropriate to comply with the laws of the applicable countries.

Repricing of Options and SARs. The Restated Plan provides that, except for adjustments in connection with certain corporate transactions described above, outstanding options or SARs may not be amended to reduce the applicable exercise price or base amount, and outstanding options or SARs cannot be exchanged for cash, other grants or options or SARs with an exercise price or base amount that is less than the exercise price or base amount of the original options or SARs, without stockholder approval.

Amendment and Termination of the Restated Plan. Our Board may amend or terminate the Restated Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. No grants may be issued under the Restated Plan after September 4, 2022.

The last sales price of our common stock on July 27, 2012 was $10.33 per share.

Federal Income Tax Consequences

The federal income tax consequences arising with respect to grants awarded under the Restated Plan will depend on the type of grant. The following provides only a general description of the application of federal income tax laws to certain grants under the Restated Plan. This discussion is intended for the information of stockholders considering how to vote at the meeting and not as tax guidance to participants in the Restated Plan, as the consequences may vary with the types of grants made, the identity of the recipients, and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the recipients’ standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates when the shares of common stock are sold. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture (such as a service- or performance-based vesting condition), ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture); (ii) if an employee is granted an option that qualifies as an ISO, no ordinary income will be recognized, any gains over the exercise price will be capital gains, and we will not be entitled to any tax deduction, if shares of common stock acquired upon exercise of such option are held more than the longer of one year from the date of exercise and two years from the date of grant; and (iii) we will not be entitled to a tax deduction for compensation attributable to grants to our chief executive officer or certain other of our executive officers, if and to the extent such compensation does not qualify as “performance-based compensation” under Section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same calendar year to such individual, exceeds $1 million.

We intend that options and SARs awarded under the Restated Plan will qualify as performance-based compensation. Other awards granted under the Restated Plan will only qualify as performance-based compensation when the Compensation Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of Section 162(m) of the Code.

The Restated Plan provides that we have the right to require the recipient of any grant under the Restated Plan to pay to us an amount necessary to satisfy our federal, state, or local tax withholding obligations with respect to such grants. We may withhold from other amounts payable to such individual an amount necessary to satisfy these obligations. If the Compensation Committee permits, a participant may satisfy these withholding obligations by having shares otherwise deliverable with respect to a grant withheld, or by returning shares subject to the grant, provided that the value of the number of shares withheld or returned does not exceed the minimum applicable withholding tax.

New Plan Benefits.

No grants have been awarded under the Restated Plan. Any grants that may be awarded under the Restated Plan in the future (if approved) cannot currently be determined because grants will be made in the discretion of the Compensation Committee. For a discussion of factors the Compensation Committee considers in making such grants, see the “Executive Compensation—Compensation Discussion and Analysis” section below.

The following table shows the grant date fair value and number of shares subject to grants that were awarded to our executive officers, non-employee directors and employees that are not our executive officers for the fiscal year ended December 31, 2011, pursuant to the 2008 Plan. Additional information regarding our historical grants to Named Executive Officers can also be found below in the sections entitled “Executive Compensation—Compensation Tables—Grants of Plan-Based Awards Table” and “—Outstanding Equity Incentive Awards at Fiscal Year End Table.” While our future equity grants are unlikely to precisely mirror our historical grants, this information may nonetheless provide insight into how we deliver equity compensation and how those grants historically have been allocated among eligible recipients.

Benefits provided during fiscal year ended December 31, 2011 pursuant to NutriSystem, Inc. 2008 Long-Term Incentive Plan
Name and Position	Grant Date Fair Value ($) (1)	Number of Shares Subject to Grants (2)
Joseph M. Redling	1,983,052	309,433
David D. Clark	272,881	36,133
Michael R. Amburgey	1,000,000	78,125
Christopher S. Terrill(3)	48,295	3,333
Executive Group	3,304,228	427,024
Non-Executive Director Group	454,734	30,275
Non-Executive Officer Employee Group	3,584,975	292,511

(1)	The amounts reported in the Grant Date Fair Value column represent the grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)).
(2)	Includes performance-based restricted stock units assuming target levels of performance.
(3)	Mr. Terrill’s employment with us ceased on May 13, 2011.

Equity Compensation Plan Information at Fiscal Year Ended December 31, 2011

Plan category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)		(b) Weighted-average exercise price of outstanding options, warrants and rights ($)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	372,623	(1)	14.43	(2)	500,039
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of 336,307 shares of our common stock issuable upon the exercise of outstanding stock options and 36,316 restricted stock units, but does not include 46,670 performance-based restricted stock units for which performance goals had not yet been established as of December 31, 2011.
(2)	Excludes common stock subject to outstanding restricted stock units, as those awards do not have an exercise price.

Our Board unanimously recommends a vote “FOR” the approval of the Amended and Restated Nutrisystem, Inc. 2008 Long-Term Incentive Plan.

COMPENSATION OF DIRECTORS

The following table provides information regarding compensation for our non-employee directors for the fiscal year ended December 31, 2011, which reflects the directors’ fees and stock awards described below. The table does not include compensation for reimbursement of travel expenses related to attending Board and Board committee meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Robert F. Bernstock	47,500	64,962	112,462
Michael F. Devine, III	45,000	64,962	109,962
Laura W. Lang (3)	35,000	64,962	99,962
Theodore J. (Ted) Leonsis (3)	40,000	64,962	104,962
Warren V. (Pete) Musser	45,000	64,962	109,962
Brian P. Tierney	45,000	64,962	109,962
Stephen T. Zarrilli	60,000	64,962	124,962

(1)	The values reported in the Stock Awards column reflect grants to each of our non-employee directors of 4,325 shares of fully vested common stock on May 12, 2011. These values were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 (formerly Statement of Financial Accounting Standards No. 123(R)).
(2)	Laura W. Lang, who was the only non-employee director who held unvested stock awards as of December 31, 2011, held 3,804 unvested stock awards as of December 31, 2011.
(3)	Theodore J. (Ted) Leonsis and Laura W. Lang were not nominated for re-election at our 2012 Annual Meeting of Stockholders.

Employee directors do not receive any additional compensation for their service as directors.

Non-employee directors are compensated pursuant to our Compensation Policy for Non-Employee Directors. That policy provides that, upon initial appointment or election to the Board of Directors, a new non-employee director receives shares of restricted stock with a value of $100,000. These shares vest in three equal installments on first three anniversaries of the date of grant, subject in each case to the director’s continued service to us through the applicable vesting date. The number of restricted shares subject to each such award is determined by dividing $100,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. Paul Guyardo received this grant on June 6, 2012, the date he joined our Board.

Non-employee directors also receive an annual retainer grant of common stock with a value of $65,000. These shares are fully vested on the date of grant, but may not be sold until the first anniversary of the date of grant. The number of shares subject to each such grant is determined by dividing $65,000 by the closing price per share of our common stock on the date of grant, rounded to the nearest whole number. For 2012, non-employee directors (other than Theodore J. (Ted) Leonsis and Laura W. Lang, each of whom was not nominated for re-election at our 2012 Annual Meeting of Stockholders), including Paul Guyardo, received this grant on June 6, 2012, the date of our 2012 Annual Meeting of Stockholders.

Each non-employee director also receives an annual cash retainer of $35,000. Additional fees are paid for committee service, as described below. The chairs of the Audit, Compensation and Nominating and Corporate Governance Committees receive additional annual retainers of $20,000, $10,000 and $7,500, respectively. Non-chair members of the Audit Committee receive an additional annual cash retainer of $10,000. Non-chair members of committees other than the Audit Committee receive additional annual cash retainers of $5,000.

Mercer (U.S.) Inc., which we refer to herein as Mercer, reviewed our non-employee director compensation in February 2011 and advised the Company on possible changes, but the Company concluded that no changes to non-employee director compensation were necessary at that time.

In 2012, in connection with the split of the roles of Chairman and Chief Executive Officer, our Board sought the advice of Mercer regarding whether additional compensation should be paid to the director assuming the role of Non-Executive Chairman. Based on Mercer’s advice, our Board established a special additional retainer, beginning on June 6, 2012, the date of our 2012 Annual Meeting of Stockholders, for the Non-Executive Chairman of $30,000 per year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We changed our executive compensation and related governance practices significantly in the past year based on feedback received from our stockholders and the advice of independent experts. The changes include the following:

•	We separated the roles of Chairman and Chief Executive Officer.

•	We engaged a nationally-recognized independent compensation consultant to develop a peer group and formal benchmarks for executive compensation.

•	We eliminated our Chief Executive Officer’s guaranteed annual bonus and reduced his maximum annual bonus opportunity.

•	We determined that TDC for each of our Named Executive Officers will approximate the 50th percentile of benchmark data.

As a result of these actions, our Chief Executive Officer’s TDC declined by approximately 70% from 2010 to 2012, as illustrated in the chart below:

•

We proposed new employment terms to our Chief Executive Officer that would have substantially reduced his base salary and severance rights. Following this discussion, we agreed with our Chief Executive Officer that his employment will cease on September 30, 2012 (or such earlier date that we request).

•

When we established the specifications for the search for our next Chief Executive Officer, we resolved that his or her TDC will approximate the 50th percentile of benchmark data (approximately $1,900,000 for 2012) and that his or her employment terms will not include a golden parachute excise tax gross-up or “single trigger” cash severance rights in connection with a change in control.

•

We modified our equity incentive approach, so that performance-based awards now constitute the majority of each Named Executive Officer’s annual equity awards and performance-based compensation elements (in the form of performance-based restricted stock units and annual cash incentives) constitute more than 40% of each Named Executive Officer’s 2012 TDC.

•

We established different performance measures for our cash and equity incentive programs and implemented a new performance-based restricted stock unit program with vesting based on our total stockholder return relative to that of the Russell 3000 index over a three-year period.

•

We adopted stock ownership guidelines that prohibit our executive officers and non-employee directors from selling our stock unless, after the sale, the executive officer or director holds a material amount of our stock. Specifically, our Chief Executive Officer may not sell unless he or she continues to hold stock with a value equal to at least five times his or her base salary, and each other executive officer may not sell unless he or she continues to hold stock with a value equal to at least two times his or her base salary. Each non-employee director may not sell unless he or she continues to hold stock with a value equal to at least three times his or her annual base cash retainer.

•	We also adopted clawback and anti-hedging policies.

These actions reflect a major shift in our approach to executive compensation and directly address concerns raised by some of our stockholders. Following these changes, we believe our executive compensation is more strongly linked to corporate performance and more consistent with current best practices.

Named Executive Officers

This compensation discussion and analysis provides an overview of the compensation paid for 2011 to the following current or former executive officers, who we refer to herein as our Named Executive Officers:

•	Our President and Chief Executive Officer, Joseph M. Redling;

•	Our Executive Vice President and Chief Financial Officer, David D. Clark;

•	Our Executive Vice President and Chief Marketing Officer, Michael R. Amburgey;

•	Our former Executive Vice President of Operations, Scott A. Falconer; and

•	Our former Executive Vice President, E-Commerce and Chief Marketing Officer, Christopher S. Terrill.

Mr. Amburgey’s employment with us began on October 17, 2011. Mr. Falconer’s employment with us ceased on April 1, 2011. Mr. Terrill’s employment with us ceased on May 13, 2011.

Response to 2011 “Say on Pay” Advisory Vote

After less than a majority of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal, our Compensation Committee understood that a thorough reevaluation of our executive compensation practices was necessary. Following our 2011 Annual Meeting, our Compensation Committee conducted an in-depth analysis of our executive compensation practices and sought the advice of independent consultants and outside counsel to determine how we could better align our compensation practices with the expectations of our stockholders. In addition, we contacted ISS to discuss and evaluate the issues ISS raised in its recommendation to our stockholders to vote against our 2011 “Say on Pay” proposal. We also contacted the holders of a majority of our outstanding shares and spoke with a number of such stockholders in an effort to better understand and address their concerns. As part of this process, our Compensation Committee met 16 times between the date of our 2011 and 2012 Annual Meetings.

As a result of our Compensation Committee’s analysis, in light of the concerns expressed by our stockholders and in recognition of our desire to more closely link executive pay with corporate performance, we changed our compensation and governance practices in several important ways:

•

Consistent with the recommendation of our stockholders casting a majority of the votes at our 2011 Annual Meeting of Stockholders, our Board adopted an annual frequency for advisory votes on executive compensation.

•	We amended the employment agreement of our Chief Executive Officer to eliminate his guaranteed annual cash bonus and reduce his maximum annual cash bonus opportunity from 150% to 100% of base salary.

•

Our Compensation Committee expanded its engagement of Mercer, a nationally-recognized independent compensation consultant, to include the development of an appropriate peer group and the benchmarking of each Named Executive Officer’s total compensation and individual pay elements. This represents a shift relative to prior years, when no formal benchmarking was performed. This formal benchmarking was a driving factor in 2011 and 2012 compensation decisions.

•

We decreased the total compensation paid to our Chief Executive Officer and Chief Financial Officer. Mr. Redling’s total compensation for 2011 decreased by 46% compared to his compensation in 2010, and Mr. Clark’s total compensation for 2011 decreased by 47% compared to his compensation in 2010, in each case as reported in the Summary Compensation Table below. These declines were primarily the result of a reduction in the value of equity awards granted, which itself was a result of the benchmarking discussed above. In addition, the decline in 2011 compensation also reflected the fact that cash bonuses were not earned or paid with respect to 2011.

•

Our Compensation Committee determined that each Named Executive Officer’s TDC for 2012 should approximate the 50th percentile of the benchmark data. This will result in a further substantial reduction in our Chief Executive Officer’s compensation in 2012. From 2010 to 2012, our Chief Executive Officer’s TDC was reduced by approximately 70%.

•

In addition to reducing the total value of equity awards granted, we changed the mix of those equity awards. Time-vested awards were smaller in 2011 both in terms of absolute value and value relative to total equity granted. In addition, to enhance the incentive aspect of the time-vested equity we did grant, we issued the majority of our time-vested equity awards in the form of stock options. While we know that some proxy advisory firms do not consider time-vested stock options to be performance based, no value can be realized in respect of such awards unless our stockholder value increases.

Our Compensation Committee took this action one step further in 2012, when it further changed the mix of annual equity awards for each Named Executive Officer (other than the Chief Executive Officer) to 50% performance-based restricted stock units, which we refer to herein as Performance RSUs, 25% time-vested stock options and 25% time-vested restricted stock. Our Chief Executive Officer’s 2012 equity award consisted entirely of Performance RSUs.

The chart below illustrates both the change in the mix and amount of equity awards issued to our Chief Executive Officer from 2010 to 2012, based on the grant date fair value of those equity awards:

Similarly, the chart below illustrates both the change in the mix and amount of equity awards issued to our Chief Financial Officer from 2010 to 2012, based on the grant date fair value of those equity awards. As noted above, the mix of equity awards used for the Chief Financial Officer in 2012 is the same mix used for our new Chief Marketing Officer in 2012 (and reflects the mix expected to be used generally for annual awards to all executive officers in future years).

•

New Performance RSUs granted in 2012 are subject to vesting based on our total stockholder return, or TSR, relative to that of the Russell 3000 index during the 3-year period ending December 31, 2014. This is a long term program that improves on our prior three-year Performance RSU program (which was effectively a series of one-year programs). The use of relative TSR as a performance measure is also an important upgrade, as our Performance RSUs are now focused on value added by management, isolated from macroeconomic shifts that affect the market as a whole.

This upgrade of our Performance RSU program, coupled with the other changes described above, ensures that more than 40% of each Named Executive Officer’s 2012 TDC is performance-based and now includes different measures for cash and equity awards.

•

We adopted stock ownership guidelines that apply to our executive officers and our directors. These guidelines restrict the ability of our executive officers and directors to sell our stock unless they continue to hold certain threshold amounts of our stock (the thresholds differ by position, but in each case are material). The guidelines are intended to focus our executive officers and directors on the long-term interests of the Company and its stockholders.

•

We adopted a compensation clawback policy and an anti-hedging policy. These new policies are consistent with principles of sound corporate governance and reduce the likelihood of excessive risk taking by our executive officers.

Our Board and our Compensation Committee continue to evaluate our compensation practices in light of the concerns of our stockholders, our corporate performance, the practices of our peers and evolving standards of corporate governance.

Response to 2012 “Say on Pay” Advisory Vote

At our 2012 Annual Meeting, approximately 66% of our stockholders casting votes on our 2012 “Say on Pay” proposal voted in favor of that proposal. By comparison, at our 2011 Annual Meeting, approximately 41% of our stockholders casting votes on our 2011 “Say on Pay” proposal voted in favor of that proposal. Our Compensation Committee interpreted this as a favorable response to the many significant compensation and governance changes we have made since our 2011 Annual Meeting. Our Compensation Committee believes that many of the stockholders still voting against the proposal did so not because they object to our compensation practices as revised, but rather because they are reluctant to indicate their approval before those revised practices are fully implemented (and/or until the results of those revised practices are fully realized). Accordingly, we continue to work to implement our revised compensation practices and continue to engage with stockholders and their advisors to explain our revised compensation practices and hear any concerns they continue to have.

Impact of 2011 Company Results on 2011 Compensation

Our business experienced a very challenging year in 2011. In light of continued macroeconomic softness and increased competitive pressures, our revenues declined 21% from 2010. Over the same period, net income declined 64% as operating margins were affected by heavy discounting in light of competitive pressures and overall lower customer counts. Despite active cost cutting initiatives, our margins suffered from lack of leverage on our fixed expenses during the year. As a direct consequence of our disappointing 2011 financial results, the compensation of our Named Executive Officers was negatively impacted:

•	There were no payouts to our Named Executive Officers under our 2011 annual cash bonus program.

•

No vesting will occur or payout will be made to our Named Executive Officers in respect of their 2011 performance-based RSUs (although SEC rules require that the grant date values of those awards be included in our Summary Compensation Table below).

•	The decrease in our stock price during 2011 resulted in previously granted equity awards having significantly less value.

Role of Consultants

As noted above, the Compensation Committee engaged Mercer in 2011 to assist in the evaluation of executive officer compensation programs. Mercer was paid $50,875 for executive compensation consulting to the Compensation Committee in 2011. The scope of Mercer’s engagement by the Compensation Committee in 2011 was to review the performance metric design for our annual incentive and performance share plans, provide competitive data on the level of equity grants and make recommendations on the mix of equity awards granted to our executive officers in July 2011. Mercer performed these services solely on behalf of the Compensation Committee and continues to advise the Compensation Committee in 2012.

In 2011, Mercer also provided services to the Company that were unrelated to executive officer compensation. Specifically, the Company’s management retained Mercer in 2011 to provide advice with respect to the compensation of employees other than executive officers. In addition, Mercer was retained by the Company in 2011 to provide advice with respect to the compensation of our non-employee directors. We paid Mercer a total of $56,722 for these other services in 2011. Mercer’s selection for these additional projects was not specifically directed or approved by the Compensation Committee.

Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (MMC). Marsh Inc., a separate and independent operating subsidy of MMC, was also engaged in 2011 by management to perform various insurance brokerage and related services for us, unrelated to executive compensation. For these services, we paid Marsh Inc. $181,752 in 2011. The Compensation Committee did not specifically approve or otherwise participate in the selection of Marsh Inc. as our insurance broker.

Because of the policies and procedures Mercer and the Compensation Committee have in place, the Compensation Committee is confident that the advice it receives from the individual executive compensation consultant at Mercer is objective and not influenced by Mercer’s or its affiliates’ relationships with the Company. These policies and procedures include the following:

•	the consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	the consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or its affiliates may have with the Company in rendering his or her advice and recommendations;

•	the consultant has direct access to the Compensation Committee without management intervention;

•	the Compensation Committee has the sole authority to retain and terminate Mercer; and

•	the Compensation Committee evaluates the quality and objectivity of the services provided by Mercer each year and determines whether to continue to retain Mercer.

In addition, our management engaged ISS Corporate Services in 2011 to assist in our analysis of the relationship between our executive compensation and corporate performance.

Peer Group and Benchmarking

The Compensation Committee engaged in formal benchmarking in both 2011 and 2012 with respect to annual compensation decisions. The benchmarking used two reference points to assess competitive compensation levels: peer group data and data from broad-based market surveys of companies with revenues averaging $500 million (which approximates the Company’s average annual revenues for the past three years). This approach represents a shift in our approach from prior years, when the Compensation Committee’s principal reference points were broad-based surveys and the personal experience of the Compensation Committee members. With advice from Mercer, the Compensation Committee selected the companies set forth in the table below as our peer group:

Weight Watchers International Inc.	Orbitz Worldwide Inc.	VistaprintNv
USA NA Health Sciences	Digital River Inc.	Quinstreet Inc.
Blue Nile Inc.	Schiff Nutrition International Inc.

Each of these peer group companies has a business orientation that is similar to ours, in that it is either a provider of weight management services, nutrition products or online or direct marketing services. The annual revenues for these peer group companies for their most recently completed year ranged from 40% to 285% of our annual revenue for our most recently completed year when this peer group was developed in mid-2011. Without the inclusion of Weight Watchers, the upper bound of the peer group’s revenue range would have been 150% of our annual revenue. However, given the competition between that business and ours, the Compensation Committee concluded that the inclusion of Weight Watchers in the peer group was appropriate. The median annual revenue for the peer group was approximately equal to our annual revenue (again, determined using each company’s most recently completed fiscal year as of the time the peer group was developed).

For benchmarking purposes, the peer group and market survey data were weighted evenly. The resulting data source is referred to in this discussion as “benchmark data.” This benchmark data was used in 2011 and 2012 when we evaluated each compensation component (in particular, with respect to the size and mix of equity awards) and total compensation levels.

In 2011, our Compensation Committee set Mr. Redling’s TDC at approximately the 75th percentile of the benchmark data and set Mr. Clark’s TDC at approximately the 50th percentile of the benchmark data in order to remain competitive with the companies with which we compete for talent. The selection of a relatively higher target for Mr. Redling’s 2011 compensation reflected the Compensation Committee’s view that his skill set was unique, that internal candidates were not yet prepared to succeed him, that the cost of identifying and attracting a suitable external candidate to replace him would be high and that, accordingly, retention of Mr. Redling in 2011 was a key commercial objective.

In 2012, the Compensation Committee affirmed its prior decision to set the TDC for Named Executive Officers other than Mr. Redling at the 50th percentile of the benchmark data and revisited its prior decision with respect to Mr. Redling. While the Compensation Committee continued to believe that Mr. Redling’s skill set was unique and that attracting a suitable replacement would be challenging, in light of the concerns of our stockholders and our performance during 2010 and 2011, it concluded that it was no longer appropriate to compensate Mr. Redling at the 75th percentile of the benchmark data. Rather, the Compensation Committee determined that Mr. Redling’s TDC for 2012 should approximate the 50th percentile of the benchmark data.

Cessation of Employment of Chief Executive Officer

As noted above, the Compensation Committee determined that 2012 TDC for all of our Named Executive Officers would approximate the 50th percentile of the benchmark data. The result of this decision with respect to Mr. Redling was a reduction of his TDC versus 2011 (which itself reflected a substantial reduction versus 2010).

After completing 2012 compensation decisions, the Compensation Committee approached Mr. Redling regarding the scheduled expiration of his current employment agreement on September 30, 2012 and the terms on which it would propose to renew that agreement.

As a result of its re-evaluation of our executive compensation practices, the Compensation Committee indicated that it could not renew his employment agreement on the existing terms, but rather would propose several material modifications. To enable the Compensation Committee to set each element of Mr. Redling’s TDC at the 50th percentile of the benchmark data, the proposed modifications included a substantial reduction in Mr. Redling’s base salary. In addition, in order to conform the new agreement to current best practices, the proposed modification included (among other things) the elimination of the automatic annual increase in his base salary, the “single-trigger” elements of his change in control severance rights and his golden parachute excise tax gross-up.

After discussion with the Board, Mr. Redling informed the Board that he would be unwilling to continue his employment on the terms proposed. The Board then advised Mr. Redling that, in the absence of the proposed changes to the terms of his employment, it would need to provide notice of non-renewal of his employment agreement (which would, in turn, trigger his right to severance benefits). Because the parties determined that a mutually acceptable compromise would not be possible, Mr. Redling and the Board agreed that his employment will cease effective September 30, 2012 (or such earlier date requested by the Board) and that such cessation will be treated as a termination “without cause.” As a result, Mr. Redling will be entitled to receive severance benefits, which benefits are described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Compensation for New Chief Executive Officer

We have commenced a search for a new Chief Executive Officer. While the terms of employment for the new Chief Executive Officer will reflect negotiation and his or her particular qualifications, our Compensation Committee is committed to ensuring that this new Chief Executive Officer’s compensation will reflect our reformed compensation practices. Therefore, the Compensation Committee intends for the new Chief Executive Officer’s TDC to approximate the 50th percentile of the benchmark data (approximately $1,900,000 for 2012, which takes into account that the new Chief Executive Officer will not also serve as our Chairman). The Compensation Committee also intends for each component of the new Chief Executive Officer’s TDC to also approximate the 50th percentile of the benchmark data. In addition, the Compensation Committee has resolved that that the new Chief Executive Officer’s employment agreement will not include a golden parachute excise tax gross-up or “single trigger” cash severance rights in connection with a change in control.

Compensation Components

The principal elements of our Named Executive Officers’ compensation are base salary, annual cash bonuses, and equity incentive awards.

Equity incentives have historically represented the largest component of our Named Executive Officers’ compensation, in order to more closely align the interests of our Named Executive Officers with the interests of our stockholders. However, as further discussed below, in 2011 the Compensation Committee substantially reduced the total value of equity awards granted and changed the mix of equity award types utilized. The Compensation Committee concluded, as part of its reevaluation of executive compensation, the TDC of our Chief Executive Officer and Chief Financial Officer in 2011 should decrease relative to 2010 (the conclusion was not reached with respect to other Named Executive Officers, because no other executive officer was in service with us for the entirety of both 2010 and 2011). Similarly, for the reasons discussed above, the Compensation Committee concluded that it had to further reduce the TDC of our Chief Executive Officer in 2012. Because equity incentives are the largest element of total compensation, and because each of our Named Executive Officers has contractual rights to a specified level of salary and bonus opportunity, it was decided that the compensation reductions would occur largely by means of a reduction in equity compensation. Following the revisions to equity incentive levels, equity incentives continue to represent a significant piece of each executive’s total compensation, which the Compensation Committee continues to believe is appropriate given its objectives of aligning management and stockholder interests and discouraging excessive risk taking.

Each of the components of our compensation programs is discussed in more detail below.

Base Salary.

We evaluate the level of base salary paid to our Named Executive Officers at least annually. Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to changes to the base salary of our executive officers, other than himself. Our Compensation Committee determines and approves any changes to the base salaries of our Chief Executive Officer and our other Named Executive Officers.

In setting base salaries, the Compensation Committee also takes into account the fact that we provide no material perquisites to our Named Executive Officers.

When adjusting base salary levels, the Compensation Committee takes into account the contractual rights of our Named Executive Officers (which, in Mr. Redling’s case, include the right to an automatic 3.5% annual increase). The Compensation Committee also considers market conditions with respect to base salary levels and the Named Executive Officer’s performance. However, in recent years, salary increases have generally been modest and were intended primarily to keep pace with changes in the cost of living.

Mr. Redling has a contractual right to an annual increase in his base salary of 3.5%. However, for 2011, he waived his right to receive an increase in excess of 2.25%, and therefore his salary was increased from $693,000 to $708,593. In 2012, Mr. Redling agreed to waive his right to any increase in his base salary.

For 2011, the Compensation Committee decided to increase Mr. Clark’s base salary from $295,000 to $301,638. For 2012, the Compensation Committee decided to increase his base salary to $312,000. Mr. Amburgey did not receive a base salary increase for 2012 in light of his recent arrival.

Performance-Based Cash Bonus.

Each of our Named Executive Officers has a contractual right to be eligible to receive an annual bonus, with the bonus opportunity determined as a particular percentage of base salary. Each Named Executive Officer’s bonus opportunity is set based on the Named Executive Officer’s rate of pay and responsibilities.

Following our reevaluation of our compensation practices in 2011, we concluded that the maximum bonus opportunity we provide to our Chief Executive Officer should be reduced from 150% of base salary to 100% of base salary and that no portion of his bonus should be guaranteed. In addition, when we hired Mr. Amburgey in October 2011, we decided that it was appropriate to provide Mr. Amburgey with a maximum bonus opportunity equal to 75% of his base salary, rather than 100% level provided to other Named Executive Officers. No portion of any Named Executive Officer’s bonus is guaranteed.

We fulfill our commitment to provide these bonus opportunities to our Named Executive Officers by maintaining a plan which pays an annual bonus based on the attainment of performance goals established in advance. Accordingly, each of our Named Executive Officers was eligible to receive a performance-based cash bonus with respect to 2011. Each Named Executive Officer, other than Mr. Amburgey, was eligible to receive a maximum annual bonus for 2011 in an amount equal to 100% of his base salary. Mr. Amburgey was eligible to receive a maximum annual bonus for 2011 in an amount equal to 75% of the base salary earned by him during his partial year of employment in 2011. The Compensation Committee worked with Mercer to establish the criteria applicable to payment of annual cash bonuses for 2011.

For 2011, each Named Executive Officer (other than Mr. Amburgey) could earn up to 50% of his maximum annual bonus opportunity based on our achievement of Adjusted EBITDA targets (as defined below) and up to 50% of his maximum annual bonus opportunity based on our achievement of targets relating to the number of direct channel first-time orders, which we refer to as Direct FTOs, during the performance period, calculated in a manner consistent with our past practices. We define Adjusted EBITDA by reference to our financial statements as income from continuing operations excluding non-cash employee compensation, other income (expense), interest, income taxes and depreciation and amortization. Our definition of Adjusted EBITDA is intended to provide a meaningful measure focused on the performance of the ongoing operations of the Company. Adjusted EBITDA for the year ended December 31, 2011 can be derived from the income from continuing operations reported in our financial statements as follows (in thousands):

Year Ended December 31, 2011
Income from continuing operations	$12,261

Depreciation and amortization	12,068

Income tax expense	6,400

Interest expense, net	468

Non-cash employee compensation expense	8,916

Adjusted EBITDA	$40,113

The Compensation Committee selected Adjusted EBITDA as a basis for payment of annual performance bonuses because it believes Adjusted EBITDA is an appropriate gauge of our operating profits and cash generation. The Compensation Committee selected Direct FTOs as a basis for payment of annual performance bonuses because it believes Direct FTOs reflect our market share of new customers and our future revenue potential. The addition of Direct FTOs as a performance metric was new for 2011 and was intended to measure management’s success at both driving new customer initiatives (which provide a foundation for future operating profits).

While the Compensation Committee recognizes that, ideally, different performance measures would be used for performance-based cash and equity awards, it used substantially similar goals for these purposes in 2011. In light of disappointing early 2011 results, the Compensation Committee felt that stabilizing the core business was a goal that needed to be strongly emphasized and therefore chose to use these measures of productivity and profitability for both cash and equity incentives.

While the performance goals for 2011 performance-based cash and equity incentives were substantially the same, a higher level of Adjusted EBITDA would have been required to earn the maximum 2011 cash bonus than to earn the maximum number of 2011 Performance RSUs. Note that, with respect to 2012, we have adopted entirely distinct performance goals for our cash and equity incentives, as further described below.

The cash bonus that could have been earned in 2011 by reference to the achievement of Adjusted EBITDA targets ranged from a threshold of 25% of opportunity at $57.5 million of Adjusted EBITDA, a target of 37.5% of opportunity at $62.5 million of Adjusted EBITDA and a maximum of 50% of opportunity at $75 million or more of Adjusted EBITDA. The cash bonus that could have been earned upon the achievement of Direct FTO targets ranged from 25% of opportunity at the threshold level, 37.5% of opportunity at the target level and 50% of opportunity at the maximum level. No annual bonus was paid for achievement below the threshold and no additional bonus would have been paid if achievement had exceeded the maximum. Linear interpolation would have been applied for achievement between threshold and target and between target and maximum levels. We are not disclosing the threshold, target or maximum levels of Direct FTOs for our 2011 incentive programs, or the number of Direct FTOs actually achieved in 2011, because this information constitutes confidential commercial information that would cause us competitive harm if disclosed.

For 2011, the actual Adjusted EBITDA achieved by the Company was $40.1 million, and the number of Direct FTOs achieved did not meet the threshold level of performance. Because the Company did not achieve either of the threshold performance targets, no cash bonus was earned by any of our Named Executive Officers with respect to 2011.

The 2011 threshold, target and maximum cash bonus opportunities for our Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold	Target	Maximum	Bonus Achieved for 2011
J. Redling	$354,297	$531,445	$708,593	0
D. Clark	$150,819	$226,229	$301,638	0
M. Amburgey*	$23,425	$35,137	$46,849	0
S. Falconer	$142,500	$213,750	$285,000	0	**
C. Terrill	$147,500	$221,250	$295,000	0	***

*	Mr. Amburgey’s employment with us commenced on October 17, 2011. The bonus amount Mr. Amburgey was eligible to earn for 2011 was prorated based on his partial year of service with us.
**	Mr. Falconer’s employment ceased prior to the end of 2011 and accordingly he was ineligible to earn a 2011 annual bonus, regardless of corporate performance. However, under his Separation and Release Agreement, his severance benefits included an amount equal to a prorated portion of the maximum 2011 bonus for which he was otherwise eligible, which amount was $71,250. For more information on this payment, please see below under “Separation and Release Agreement with Mr. Falconer”.
***	Mr. Terrill resigned from employment prior to the end of 2011 and accordingly was ineligible to earn a 2011 annual bonus, regardless of corporate performance.

Each of our Named Executive Officers is also eligible to receive a performance-based cash bonus with respect to 2012. The 2012 threshold, target and maximum cash bonus opportunities for our Named Executive Officers are set forth in the table below:

Named Executive Officer	Threshold	Target	Maximum
J. Redling	$354,297	$602,304	$708,593

D. Clark	$156,000	$234,000	$312,000

M. Amburgey	$112,500	$168,750	$225,000

These bonus opportunities as a percentage of base salary were substantially consistent with the 2011 opportunities, except that Mr. Redling’s target bonus level was raised from 75% to 85%, with the intent of causing his 2012 TDC to approximate the 50th percentile of the benchmark data without awarding new equity incentives to him beyond the 2012 Performance RSUs previously committed.

The Compensation Committee worked with Mercer to establish the performance measures and goals applicable to payment of annual cash bonuses for 2012. These measures and goals also apply to the bonus opportunities for our less senior executives and therefore ensure alignment of efforts within our management team. For 2012, the relevant performance measures and their respective weightings are:

Performance Measure	Relative Weight
Total Revenue	40%
Adjusted EBITDA	40%
Specified Retail Revenues	14%
D and Medical Program Revenues	3%
Specified Program Launch Deadline	3%

These 2012 performance measures differ somewhat from those used for 2011. For 2012, company-wide revenue replaced Direct FTOs as a performance measure to emphasize the importance of growth across all segments of our customer base. Adjusted EBITDA remains heavily weighted to make it clear that our growth cannot come at the expense of profitability. However, for purposes of determining 2012 bonuses, the Compensation Committee has reserved the discretion to exclude from the definition of Adjusted EBITDA certain nonrecurring charges associated with our leadership transition, pending litigation and other extraordinary items. The remaining measures reflect specific 2012 programmatic growth initiatives. To earn a bonus for any performance measure above the target level, threshold performance must be achieved for all performance measures. Finally, the Compensation Committee has reserved “negative discretion” to reduce these annual cash bonuses below the amounts otherwise payable based on the objective measures described above to enable it to discourage excessive risk taking or to take into account other considerations not reflected in the objective measures.

Performance-Based Restricted Stock Units.

On March 30, 2010, the Compensation Committee approved a three-year performance stock award program providing for grants of Performance RSUs with vesting based on annual performance goals for 2010, 2011 and 2012 and continued employment with us through March 1, 2013. At that time, our Compensation Committee approved the aggregate number of Performance RSUs of 100,000 for Mr. Redling and 10,000 for each of the other Named Executive Officers (other than Mr. Amburgey who was not employed by us at the time). These grants were allocated evenly over the three-year period.

With respect to the achievement of performance goals for each of 2010, 2011 and 2012, a participant is eligible to earn Performance RSUs equal to 200% of the target amount of Performance RSUs based upon achievement at the maximum performance level, 100% of the target amount of Performance RSUs based upon achievement at the target performance level and 50% of the target amount of Performance RSUs based upon achievement at the threshold performance level, with nothing below threshold, and interpolation between threshold and target and between target and maximum. Performance RSUs earned upon achievement of the 2010, 2011 and 2012 performance goals will vest on March 1, 2013, provided the Named Executive Officer remains continuously employed by us through that date (or may vest on a pro rata basis if the Named Executive Officer terminates prior to that date under specified circumstances, as further described below under “Payments and Potential Payments Upon Termination or Change in Control”). Dividend equivalents will accrue with respect to the Performance RSUs that are earned beginning with the January 1 that follows the applicable performance period. In March 2013, each Named Executive Officer’s earned Performance RSUs that become vested will be converted into an equivalent number of shares of our common stock and accumulated dividend equivalents on such Performance RSUs will be paid in cash to the Named Executive Officer.

The Compensation Committee established the performance goals for 2011 in the first quarter of 2011, at which time the awards were deemed “granted” for accounting purposes. For compensation disclosure purposes, SEC rules require that equity awards be reported in the year in which they are granted, regardless of when the awards are payable and even if no compensation is ever realized by the executive officer. This required disclosure approach attributes value to awards that may never be earned (indeed, as discussed below, no Performance RSUs were earned with respect to 2011, despite the substantial values attributed to those awards in the Summary Compensation Table below). In evaluating total compensation delivered for a given year, our Compensation Committee focuses not only on the compensation reported in our Summary Compensation Table, but also on the compensation actually realized.

For 2011, each Named Executive Officer (other than Mr. Amburgey) could earn 50% of the Performance RSUs based on the achievement of Adjusted EBITDA goals and 50% of the Performance RSUs based on the achievement of goals relating to Direct FTOs. The number of Performance RSUs that could have been earned by reference to the achievement of Adjusted EBITDA goals ranged from a threshold of 25% of opportunity at $57.5 million of Adjusted EBITDA, a target of 50% of opportunity at $62.5 million of Adjusted EBITDA and a maximum of 100% of opportunity at $67.5 million or more of Adjusted EBITDA. The number of Performance RSUs that could have been earned by reference to the achievement of Direct FTO goals ranged from 25% of opportunity at the threshold level of Direct FTOs, 50% of opportunity at the target level of Direct FTOs and 100% of opportunity at the maximum level of Direct FTOs.

The Compensation Committee chose Adjusted EBITDA and Direct FTOs as the performance measures for this pay element in 2011 for the reasons described above under “Performance-Based Cash Bonus”. For 2011, the actual Adjusted EBITDA achieved by the Company was $40.1 million and the number of Direct FTOs achieved did not meet the threshold level of performance. Because the Company did not achieve either of the performance targets, none of the Performance RSUs granted with respect to 2011 were earned by any of our Named Executive Officers.

For 2012, the Compensation Committee desired to increase the portion of total equity compensation that was payable in the form of Performance RSUs and to cause such Performance RSUs to be subject to vesting based on a performance measure different from those applicable to our annual cash bonuses. After discussion with Mercer, the Compensation Committee concluded that TSR relative to the Russell 3000 index, which we refer to herein as Relative TSR, was the appropriate performance measure, as it seeks to isolate the value added by management from broader market movements.

In light of the existing Performance RSU commitments for 2012 described above, which we refer to herein as the Third Tranche Awards, the Compensation Committee took a two-step approach. First, the Compensation Committee established 1-year Relative TSR as the relevant performance measure for the Third Tranche Awards. Relative TSR for one year, rather than a longer period, was used because the contractual terms of the Third Tranche Awards expressly contemplate a one-year performance measure. The following threshold, target and maximum performance levels, and associated payouts, apply to these awards:

Relative TSR Performance Achieved	Payout Due as a Percent of Target Award
< 35th percentile	0%
35th percentile	50%
50th percentile	100%
> 85th percentile	200%

Linear interpolation will be used to determine payouts for performance in between the 35th and 50th, and 50th and 85th, percentiles. The other terms of the Third Tranche Awards were previously established and were substantially the same as those applicable to the 2010 and 2011 Performance RSUs, as described above.

Mr. Redling’s Third Tranche Award was the only 2012 award issued to him as the grant date value of that award, when added to his base salary and target 2012 annual bonus, was expected to cause his 2012 TDC to reach the level intended by the Compensation Committee (i.e., approximately, the 50th percentile of the benchmark data, hereinafter referred to as Target TDC). However, after our agreement with Mr. Redling regarding the cessation of his employment, the final measurement of the grant date fair value of his Third Tranche Award was completed. The valuation indicated that the grant date fair value of the award was less than expected, resulting in Mr. Redling’s 2012 TDC approximating the 25th percentile of benchmark data. Because Mr. Redling had already resigned his employment, the Compensation Committee decided not to adjust Mr. Redling’s 2012 TDC to better approximate the Target TDC.

For both Messrs. Clark and Amburgey, the Compensation Committee intended Performance RSUs to constitute half of the value of their total 2012 equity awards. However, their Third Tranche Awards were both too small for this purpose. Accordingly, the Compensation Committee approved a second 2012 Performance RSU award (each of which is referred to herein as a Second Award) for these Named Executive Officers. These Second Awards have terms substantially similar to the Third Tranche Awards (including the same threshold, target and maximum performance levels, and associated payouts, shown above). However, to cause these awards to be truly long-term incentives, the Compensation Committee selected three-year (rather than one-year) Relative TSR as the applicable performance measure. In addition, in the event of a change in control, there will not be automatic acceleration of vesting of these awards (rather, whether to then accelerate the vesting of these awards will be determined in the discretion of the Compensation Committee).

The size of the Second Awards for each of Messrs. Clark and Amburgey was determined by subtracting the executive’s base salary and target annual bonus from his Target TDC to determine the target value of his 2012 equity awards. Half of that amount was the total value of Performance RSUs intended by the Compensation Committee (which we refer to herein as the Performance RSU Value). The Compensation Committee then subtracted the grant date fair value of the executive’s Third Tranche Award to determine the intended value of his Second Award. This yielded Second Awards for Messrs. Clark and Amburgey with respect to 13,365 and 14,587 shares, respectively.

Stock Options and Restricted Stock.

In 2011, after considering the results of the Company’s 2011 “Say on Pay” advisory vote and discussions with Mercer, the Compensation Committee decided to award equity incentives in a combination of stock options and restricted stock. Specifically, when deciding to grant stock options in 2011, the Compensation Committee took into account the unfavorable stockholder vote at the 2011 Annual Meeting on the advisory resolution on executive compensation, which the Compensation Committee determined reflected a perception by some of our stockholders that we had overused time-vested restricted stock in the past.

We typically award equity incentives to our executive officers in March of each year. However, in 2011, we did not issue equity incentives until July because we engaged in the review of our equity compensation practices described above and postponed the award of equity incentives until such review was complete.

Following this review, on July 20, 2011, we provided equity incentives to Mr. Redling and Mr. Clark in the form of stock option and restricted stock grants. The number of stock options and shares of restricted stock granted to Mr. Redling and Mr. Clark were determined by the Compensation Committee. When determining the number of options and shares of restricted stock granted to Mr. Redling, the Compensation Committee took into consideration the compensation paid by our peer group members and market surveys, as described above under “Peer Group and Benchmarking”. Accordingly, the Compensation Committee decided to grant to Mr. Redling equity compensation, 75% of the value of which was composed of stock options and 25% of the value of which was composed of restricted stock. The Compensation Committee decided to grant Mr. Clark equity compensation, 50% of the value of which was composed of stock options and 50% of the value of which was composed of restricted stock. The Compensation Committee decided on this breakdown because the Compensation Committee wanted the equity awards granted to our Chief Executive Officer to be more at risk.

The Compensation Committee believes that stock options help to retain and motivate our Named Executive Officers to build stockholder value over the life of the stock option grant because stock options only have value if our stock price appreciates. In the view of the Compensation Committee, stock options represent performance-based compensation. The Compensation Committee continues to believe that awarding a limited amount of time-vested restricted stock remains appropriate as a retention tool.

All stock options and shares of restricted stock granted in 2011 vest in equal installments of 25% on each of the first four anniversaries of the grant date, provided that the Named Executive Officer is employed by us on each vesting date. In the event of a change in control, the Named Executive Officers will become 100% vested in the stock options and restricted stock grants. The stock option grants have a term of seven years, rather than the standard ten years, in order to encourage the more rapid creation of stockholder value.

None of Mr. Amburgey, Mr. Falconer or Mr. Terrill received regular annual grants of stock options or restricted stock in 2011 because none of these Named Executive Officers were employed on the date that annual grants were made. However, in connection with commencement of employment in October 2011, Mr. Amburgey received a grant of 78,125 shares of restricted stock (which shares had a fair value of $1,000,000 on the grant date). These shares will vest over four years, based on Mr. Amburgey’s continued service to us over that period.

This new hire award of time-vested restricted stock to Mr. Amburgey was not benchmarked. Rather, the terms of the award, including the size of the award, were negotiated at arms’ length along with the other terms of his employment. This negotiation reflected that Mr. Amburgey was a very attractive candidate with a valuable skill set and uniquely relevant experience and that our successful recruitment of him would fulfill a key business objective of enhancing the bench strength of our management team. The Compensation Committee also recognized that, given the volatility of our recent performance, the award would need to strongly encourage Mr. Amburgey to remain committed to us for an extended period as we seek to implement new business initiatives. Accordingly, the Compensation Committee determined, in its subjective judgment, that this award was necessary and appropriate to attract and retain its desired candidate.

For 2012, the Compensation Committee intended Performance RSUs to constitute half of the value of total 2012 equity awards for Messrs. Clark and Amburgey, with the remaining value divided equally between time-vested stock options and time-vested restricted stock. This resulted in (i) grants to Mr. Clark of a stock option with respect to 30,890 shares and 8,335 shares of restricted stock, and (ii) grants to Mr. Amburgey of a stock option with respect to 29,705 shares and 8,015 shares of restricted stock. The vesting and other terms of these awards were substantially the same as those applicable to the 2011 stock option and restricted stock awards described above.

Other Benefits.

We maintain a 401(k) defined contribution program for all eligible employees. We have no other pension or other deferred compensation program for senior executive officers or any other employees. In 2011, we added a supplemental long-term disability benefit for our senior executives because caps under our group long-term disability program restricted benefits under that program to a lower percentage of pay than was generally applicable to our other employees.

During portions of 2011, we paid housing allowances to Messrs. Redling, Falconer and Amburgey. We amended Mr. Redling’s employment agreement to eliminate his housing allowance, effective July 20, 2011. Mr. Falconer’s right to a housing allowance terminated on April 1, 2011 in connection with the cessation of his employment. Because Mr. Amburgey relocated from Tennessee to join the Company, we provided him with a housing allowance from October 2011 until December 31, 2011. We are not providing Mr. Amburgey with a housing allowance in 2012.

Employment Agreements

We enter into employment agreements with our Named Executive Officers to attract the individuals we deem most qualified in a highly competitive environment. These employment agreements specify the Named Executive Officer’s base salary and bonus opportunities. These basic items are described below for each Named Executive Officer.

In addition, each agreement provides that the Named Executive Officer is eligible to receive certain payments and benefits in connection with a change in control, upon termination of his employment by us without cause, by him for good reason, due to nonrenewal of his employment term or due to his death or disability. These severance and change-in-control arrangements mitigate some of the risk that exists for executive officers working at a smaller company like ours. These arrangements are intended to attract and retain qualified executive officers who have other job alternatives that may appear to them, in the absence of these arrangements, to be less risky. For a discussion of each continuing Named Executive Officer’s potential entitlement upon termination of employment or a change in control, please see below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Redling

Mr. Redling is party to an employment agreement with us under which he serves as our President and Chief Executive Officer. The term of that agreement will expire on September 30, 2012 and will not be renewed (please see above under the heading “Cessation of Employment of Chief Executive Officer”). The employment agreement provides that Mr. Redling will receive a base salary, currently at the rate of $708,593, and is eligible each year to earn a bonus up to 100% of his base salary. Mr. Redling is also subject to covenants restricting his ability to compete with us during his employment and for two years thereafter.

Employment Agreement with Mr. Clark

Mr. Clark is party to an employment agreement with us under which he serves as our Executive Vice President and Chief Financial Officer. The current term of that agreement will renew on November 26, 2012 for one year, unless either party provides three months’ prior notice of non-renewal to the other. The agreement also automatically renews for a one-year term if a change of control occurs.

The employment agreement provides that Mr. Clark will receive a base salary, currently at the rate of $312,000, and is eligible each year to earn a bonus of up to 100% of his base salary.

Mr. Clark is also subject to covenants restricting his ability to compete with us during his employment and for two years thereafter.

Employment Agreement with Mr. Amburgey

Mr. Amburgey is party to an employment agreement with us under which he serves as our Executive Vice President and Chief Marketing Officer. The current term of that agreement will renew on October 17, 2013 for one year, unless either party provides three months’ prior notice of non-renewal to the other. The agreement also automatically renews for a one-year term if a change of control occurs.

The employment agreement provides that Mr. Amburgey will receive a base salary of $300,000 per year, and is eligible each year to earn a bonus of up to 75% of his base salary. In addition, under the agreement, Mr. Amburgey is entitled to receive a signing bonus in two installments of $30,000 each, the first of which was paid on January 27, 2012 and the second of which will be payable on the Company’s first regular pay date immediately following January 1, 2013.

Mr. Amburgey is subject to restrictions on his ability to compete with us during his employment and for one year thereafter. He is also subject to restrictions on his ability to solicit our employees during his employment and for two years thereafter.

Employment Agreement with Mr. Falconer

Mr. Falconer was party to an employment agreement with us under which he served as our Executive Vice President, Operations. Mr. Falconer’s employment with us ceased on April 1, 2011.

The employment agreement provided that Mr. Falconer would receive a base salary each year. At the time his employment terminated, Mr. Falconer’s base salary was $285,000 per year. The agreement also provided that Mr. Falconer was eligible each year to earn a bonus of up to 100% of his base salary and was guaranteed a minimum bonus for 2011 equal to 70% of his base salary. However, because he ceased employment before the end of 2011, the guaranty was not implicated.

Mr. Falconer is also subject to covenants restricting his ability to compete with us, which applied during his employment and will continue to apply for two years following his termination.

Separation and Release Agreement with Mr. Falconer

Mr. Falconer’s employment with us ceased on April 1, 2011. In connection with termination of his employment, we entered into a customary separation and release agreement with Mr. Falconer, under which we agreed to provide Mr. Falconer with the payments and benefits he was due under his employment agreement and the agreements governing his restricted stock grants, and he agreed to release any claims he may have had against us and our affiliates. These payments and benefits are described below under the heading “Payments and Potential Payments Upon Termination or Change in Control.”

Employment Agreement with Mr. Terrill

Mr. Terrill was party to an employment agreement with us under which he served as our Executive Vice President and Chief Marketing Officer. The employment agreement provided that Mr. Terrill would receive a base salary each year. At the time his employment terminated, Mr. Terrill’s base salary was $295,000 per year. The agreement also provided that Mr. Terrill was eligible each year to earn a bonus of up to 100% of his base salary.

Mr. Terrill is subject to covenants restricting his ability to compete with us and to solicit our employees, which restrictions applied during his employment and will continue to apply for two years after his termination of employment.

Mr. Terrill resigned his employment with us effective May 13, 2011. Because he resigned without good reason, he was not entitled to receive any payments or benefits from us in connection with his termination.

New Compensation-Related Policies

As part of our response to our 2011 “Say on Pay” advisory vote, we adopted the three new policies described below. The full text of these policies can be found under the heading “Governance Documents” in the “Investor Relations” portion of our website (www.nutrisystem.com).

Stock Ownership Guidelines

Our Board adopted stock ownership guidelines in March 2012 that prohibit sales of our stock by our executive officers and our non-employee directors if those sales would cause the officer’s or director’s stock holdings to fall below the threshold indicated below:

Name	Threshold	Threshold ($)	Holdings as of July 27, 2012
J. Redling	5 x base salary	$3,542,965	$4,478,251

D. Clark	2 x base salary	$624,000	$483,444

M. Amburgey	2 x base salary	$600,000	$0

Other Executive Officers	2 x base salary	*dependent upon salary	N/A

Non-Employee Directors	3 x annual base cash retainer	$105,000	*varies by individual

For purposes of these guidelines, an officer’s or director’s holdings include vested shares held directly by the officer or director or his/her immediate family members, the intrinsic value of vested stock options and vested but unsettled restricted stock units. These guidelines do not restrict the sale or withholding of shares in connection with the cashless exercise of options or the satisfaction of tax obligations arising in connection with the vesting or settlement of equity awards. Our board may waive these restrictions on a case by case basis, but it is anticipated that waivers will be rare.

This policy was effective immediately. We view the adoption of these guidelines as a significant step. These guidelines, together with our continued use of equity-based compensation, are intended to emphasize the alignment of interests between management and our stockholders in a demonstrable and firm manner, with the objective of encouraging high performance and discouraging inappropriate risk taking.

Anti-Hedging Policy

Our board also adopted an anti-hedging policy. This policy provides that our directors and executive officers may not directly or indirectly engage in transactions that would have the effect of reducing the economic risk of holding our securities.

Clawback Policy

Our board also adopted a clawback policy which provides that, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, we will recalculate all incentive compensation paid or credited to a person covered by the policy for the restated period. In addition, if any person covered by the policy engages in intentional misconduct that contributes to an erroneous measure of our financial results, then all incentive compensation paid or credited to him or her for the affected period will be recalculated (whether or not a restatement is then required). To the extent the recalculated compensation exceeds the amount previously paid or credited based on the erroneous results, the excess amount must be returned to us (if previously paid) or will be forfeited (if previously credited, but not yet paid). Our Chief Executive Officer, executive vice presidents and senior vice presidents are covered by this policy, as well as anyone else that our Chief Executive Officer or Chief Financial Officer designates.

Role of Management

The Compensation Committee depends on our Chief Executive Officer to evaluate the day to day performance of his direct reports and seeks his input with respect to their compensation. On occasion, the Compensation Committee also solicits input from our Chief Financial Officer and our General Counsel regarding the financial accounting and regulatory considerations associated with proposed compensation arrangements or proposed changes to existing compensation arrangements. As part of this process, management may make specific recommendations to the Compensation Committee and the Compensation Committee carefully considers such recommendations. However, in each case, final determinations are made by the Compensation Committee or the Board.

Tax Considerations

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer and certain of its other executive officers in excess of $1,000,000 in any year. Compensation that qualifies as performance-based compensation is exempt from the $1,000,000 deductibility cap.

The Compensation Committee considers the deductibility of compensation when designing our programs and authorizing individual awards and seeks to achieve full deductibility when feasible. For example, our Performance RSUs and our stock option awards are intended to qualify for exemption from the deductibility limit of Section 162(m). However, the Compensation Committee’s ability to exercise discretion and to retain flexibility in the payment of compensation may, in certain circumstances, outweigh the advantages of qualifying all compensation as exempt from the limit of Section 162(m).

Compensation Risk Assessment

We regularly assess risks related to our compensation programs, and our Compensation Committee considers risks related to our compensation programs (especially with respect to our executive compensation programs) when determining how to structure our employees’ compensation. Based on our assessments of our compensation programs, we have concluded that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. In reaching this conclusion, the Compensation Committee considered the following aspects of our compensation programs that discourage excessive risk-taking:

•

Incentive awards incorporate multiple measures of corporate performance, which diversifies the risks associated with any single indicator of performance. In addition, cash and equity incentives now each have distinct goals, which further diversifies this risk.

•	All of our time-vested stock option and restricted stock grants vest over a multi-year period, which encourages grantees to take a long-term view.

•

We have implemented policies specifically intended to mitigate risk, such as our stock ownership guidelines and clawback policy. The stock ownership guidelines in particular require all of our executive officers to hold substantial amounts of our stock for the duration of their employment, which is intended to further encourage an appropriate long-term focus and to discourage excessively risky decision making.

Compensation Committee Report

Our Committee reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management, and based on such review and discussions, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Brian P. Tierney, Chairman

Robert F. Bernstock

Stephen T. Zarrilli

Summary Compensation Table

The following table sets forth certain information regarding compensation earned for 2009, 2010 and 2011 by our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)		Total ($)
Joseph M. Redling,	2011	704,395	—		858,052	(2)	1,125,000	—	24,570	(5)	2,712,017
Chief Executive Officer	2010	691,731	—		3,652,077	(3)	—	693,000	18,807		5,055,615
	2009	685,385	—		2,456,324		—	—	28,750		3,170,459

David D. Clark,	2011	299,851	—		160,381	(2)	112,500	—	14,546	(6)	587,278
Chief Financial Officer	2010	294,616	—		584,327	(3)	—	221,250	9,077		1,109,270
	2009	295,962	—		250,137		—	—	4,823		550,922

Michael R. Amburgey, Chief Marketing Officer (10)	2011	57,692	60,000	(12)	1,000,000		—	—	4,349	(7)	1,122,041

Scott A. Falconer,	2011	76,731	—		—		—	—	645,101	(8)	721,832
Former Executive Vice President, Operations (11)	2010	284,615	—		584,327	(3)	—	213,750	15,411		1,098,103
	2009	285,577	192,500		372,250		—	—	28,564		878,981

Christopher S. Terrill,	2011	113,462	—		48,295	(2)	—	—	11,715	(9)	173,472
Former Executive Vice Chief	2010	294,616	—		584,327	(3)	—	221,250	7,942		1,108,135
President, E-Commerce and	2009	277,250	—		1,100,500		—	—	3,702		1,381,452
Marketing Officer (12)

(1)	The amounts reported in the Stock Awards and Option Awards columns represent the aggregate grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)), excluding the effect of estimated forfeitures. Information concerning these amounts and the assumptions used to calculate these amounts may be found in Item 8, Financial Statements and Supplementary Data and Notes 2 and 13 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2012.
(2)	In accordance with SEC rules, the amounts reported in the Stock Awards column for 2011 include the grant date fair value of Performance RSUs granted on March 31, 2011. The grant date fair value for this purpose reflects the expected performance outcomes as of the date of grant and is required to be shown even though actual performance outcomes are now known. The following table provides information regarding the grant date value of the 2011 Performance RSUs based on the expected, maximum and actual performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance)	Value at Grant Date Assuming Maximum Performance	Value Based on Actual Performance
J. Redling	$482,995	$965,990	$0
D. Clark	$48,295	$96,590	$0
C. Terrill	$48,295	$96,590	$0

(3)	We have restated the Stock Awards value with respect to 2010 to reflect the grant date fair value of Performance RSUs granted in that year. Last year, we erroneously included in that column the value at grant date of the 2010 Performance RSUs based on actual rather than expected performance. The following table provides information regarding the grant date value of the 2010 Performance RSUs based on the expected, maximum and actual performance outcomes:

Named Executive Officer	Grant Date Fair Value (i.e., Based on Expected Performance)	Value at Grant Date Assuming Maximum Performance	Value at Grant Date Based on Actual Performance
J. Redling	$584,327	$1,168,655	$438,250
D. Clark	$58,427	$116,855	$43,825
S. Falconer	$58,427	$116,855	$43,825
C. Terrill	$58,427	$116,855	$43,825

(4)	We have restated the All Other Compensation values for 2009 and 2010 to exclude dividends paid on unvested restricted stock in those years; we also exclude such dividends for 2011. SEC rules provide that dividends or dividend equivalent payments are only to be reported if not factored into the grant date fair value of the associated equity awards. Because the amount we report as the grant date fair value of our restricted stock awards does reflect expected dividends, the dividends shown in this column in prior years reflected an erroneous double counting.
(5)	Amount represents the Company’s payment of housing expenses of $22,463 and the Company’s payment of premiums for supplemental long-term disability coverage of $2,107.
(6)	Amount represents the Company’s matching contributions under the 401(k) plan of $13,266 and the Company’s payment of premiums for supplemental long-term disability coverage of $1,280.
(7)	Amount represents the Company’s payment of housing expenses of $4,349.
(8)	Amount represents severance paid to Mr. Falconer upon termination of his employment in the amount of $634,359 and the Company’s matching contributions under the 401(k) plan of $10,742.
(9)	Amount represents the Company’s matching contributions under the 401(k) plan of $11,715.
(10)	Mr. Amburgey joined the Company on October 17, 2011.
(11)	Mr. Falconer’s employment ceased on April 1, 2011. Note that in connection with the cessation of his employment, Mr. Falconer forfeited equity awards previously reported in this table, which forfeited awards had an aggregate grant date fair value of $523,176.
(12)	Mr. Terrill’s employment ceased on May 13, 2011. Note that in connection with the cessation of his employment, Mr. Terrill forfeited equity awards previously reported in this table, which forfeited awards had an aggregate grant date fair value of $1,560,718.
(13)	Amount represents a signing bonus which Mr. Amburgey is entitled to receive pursuant to his employment agreement. The signing bonus is payable in two installments of $30,000 each, the first of which was paid on January 27, 2012 and the second of which will be payable on the Company’s first regular pay date immediately following January 1, 2013.

Grants of Plan-Based Awards Table

The following table summarizes information regarding grants of plan-based awards for the Named Executive Officers during the fiscal year ended December 31, 2011:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. Redling	7/20/2011	—	—	—	—	—	—	—		250,000	(4)	14.37	1,125,000
	7/20/2011	—	—	—	—	—	—	26,100	(3)	—		—	375,057
	3/31/2011	—	—	—	16,667	33,333	66,666	—		—		—	482,995
	3/31/2011	354,297	531,445	708,593	—	—	—	—		—		—	—
David D. Clark	7/20/2011	—	—	—	—	—	—	—		25,000	(4)	14.37	112,500
	7/20/2011	—	—	—	—	—	—	7,800	(3)	—		—	112,086
	3/31/2011	—	—	—	1,667	3,333	6,666	—		—		—	48,295
	3/31/2011	150,819	226,229	301,638	—	—	—	—		—		—	—
Michael R. Amburgey	10/17/2011	—	—	—	—	—	—	78,125	(5)	—		—	1,000,000
	10/17/2011	23,425	35,137	46,849	—	—	—	—		—		—	—
Scott A. Falconer	3/31/2011	142,500	213,750	285,000	—	—	—	—		—		—	—
Christopher S. Terrill	3/31/2011	147,500	221,250	295,000	1,667	3,333	6,666	—		—		—	48,295

(1)	Amounts represent cash bonus opportunities provided to Named Executive Officers in 2011. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Performance-Based Cash Bonus”. No portion of these bonus opportunities was ultimately earned.
(2)	Amounts represent Performance RSUs granted to Named Executive Officers with respect to the 2011 fiscal year. The criteria used to determine the number of Performance RSUs earned by each Named Executive Officer is described above under “Performance-Based Restricted Stock Units”. None of these Performance RSUs were ultimately earned.
(3)	These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.
(4)	These option awards vest in four equal tranches on the first four anniversaries of the date of grant.
(5)	We granted these shares of restricted stock to Mr. Amburgey upon commencement of his employment with us. These shares of restricted stock vest in four equal tranches on the first four anniversaries of the date of grant.

(6)	The amounts reported in the Grant Date Fair Value of Stock and Option Awards column represent the grant date fair value calculated in accordance with FASB ASC 718 (formerly Statement of Financial Accounting Standards No. 123(R)), excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth outstanding equity awards for the Named Executive Officers at December 31, 2011:

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Joseph M. Redling	250,000	14.37	7/20/2018	267,778	(2)	3,462,370
David D. Clark	25,000	14.37	7/20/2018	60,499	(4)	782,252
Michael R. Amburgey	—	—	—	78,125	(5)	1,010,156

(1)	These stock option awards were granted on July 20, 2011 and vest in four equal tranches on the first four anniversaries of the date of grant.
(2)	Amount includes 25,000 Performance RSUs earned with respect to the 2010 fiscal year that vest on March 1, 2013 and 242,778 time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Date
62,500	March 30, 2012
25,000	April 2, 2012
16,678	June 30, 2012
6,525	July 20, 2012
62,500	March 30, 2013
25,000	April 2, 2013
6,525	July 20, 2013
25,000	March 30, 2014
6,525	July 20, 2014
6,525	July 20, 2015

The amount does not include any Performance RSUs granted with respect to 2011, because these awards were not earned, and also does not include any Performance RSUs granted with respect to 2012, because performance goals with respect to these awards had not been set at year end.

(3)	The market value is based on the closing stock price of $12.93 on the last day of trading in 2011.
(4)	Amount includes 2,500 Performance RSUs earned with respect to the 2010 fiscal year that vest on March 1, 2013 and 57,999 time-vested restricted stock awards that vest as set forth in the table below:

Number of Restricted Shares	Vesting Schedule
10,000	March 30, 2012
4,200	April 2, 2012
8,992	July 9, 2012
1,950	July 20, 2012
7,807	November 26, 2012
10,000	March 30, 2013
4,200	April 2, 2013
1,950	July 20, 2013
5,000	March 30, 2014
1,950	July 20, 2014
1,950	July 20, 2015

The amount does not include any Performance RSUs granted with respect to 2011, because these awards were not earned, and also does not include any Performance RSUs granted with respect to 2012, because performance goals with respect to these awards had not been set at year end.

(5)	Represents an award of restricted stock that vests in four equal installments on October 17, 2012, October 17, 2013, October 17, 2014 and October 17, 2015.

Option Exercises and Stock Vested Table

The following table sets forth information regarding stock vesting for the Named Executive Officers for the fiscal year ended December 31, 2011:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Joseph M. Redling	227,866	2,846,814
David D. Clark	25,998	345,384
Scott A. Falconer	54,791	778,580
Christopher S. Terrill	7,500	109,800

(1)	The value realized on vesting of stock awards is based on the closing stock price on the date of vesting.

There were no option exercises by the Named Executive Officers for the fiscal year ended December 31, 2011.

Payments and Potential Payments Upon Termination or Change in Control

Each of Messrs. Redling, Clark and Amburgey has an employment agreement with us which provides that he is eligible to receive payments and benefits in connection with a change in control or upon termination of his employment with us under certain circumstances, as described in more detail below. However, we have agreed with Mr. Redling that his employment will cease on September 30, 2012 (the expiration date of his employment agreement) or on such earlier date as we request and that such cessation will be treated as a termination “without cause” for purposes of determining his entitlements upon termination.

Messrs. Falconer and Terrill were also each party to an employment agreement with us which provided for severance and change in control rights. Mr. Falconer’s employment with us terminated without cause on April 1, 2011, and he received the payments and benefits described below. Mr. Terrill’s employment with us ceased on May 13, 2011. Because he voluntarily resigned his employment, Mr. Terrill did not receive any payments or benefits from us in connection his resignation.

With respect to Messrs. Clark and Amburgey, severance will be payable if the executive is terminated (1) by us without cause, (2) as a result of our non-renewal of the agreement, (3) as a result of the executive terminating his employment for good reason or (4) due to the executive officer’s termination of employment due to his death or disability. Mr. Redling’s employment agreement also provided for severance upon the occurrence of these events. In each case, the level of these severance benefits were established at the time of the executive’s hire, taking into account both what was necessary to recruit the particular executive, as well as the Board and/or Compensation Committee’s subjective judgment regarding the level of severance that is reasonable and appropriate given the executive’s position and experience.

Joseph M. Redling

On April 4, 2012, we entered into a letter agreement with Mr. Redling which provides that his employment with us will cease on September 30, 2012 (the expiration date of his employment agreement) or on such earlier date requested by us. The letter agreement also provides that such cessation will be treated as a termination “without cause” for purposes of his employment agreement and equity incentive awards. The letter agreement also provides that, if we require Mr. Redling to resign before September 30, 2012, we will deem his employment to continue through September 30, 2012 for purposes of calculating the severance benefits payable under his employment agreement. If, before September 30, 2012, Mr. Redling voluntarily terminates his employment (other than due to his death or disability) or if the Company terminates his employment for cause, he will not be entitled to receive any severance benefits.

Upon a termination of Mr. Redling’s employment without cause, he is entitled to: (i) a cash payment equal to the sum of:(a) his base salary,(b) his maximum annual bonus opportunity (100% of his base salary), (c) a pro-rata portion of his maximum annual bonus opportunity for the year of termination, and (d) the cost of 12 months’ of his group life and accidental death and dismemberment (AD&D) insurance coverage;(ii) continuation his group healthcare coverage for 12 months at his normal contribution rates; and (iii) full vesting of his otherwise unvested restricted stock and stock option grants. Mr. Redling would have also been entitled to receive these payments and benefits if he had resigned for good reason or if his employment had terminated as a result of our non-renewal of his employment agreement.

In addition, if Mr. Redling’s employment ceases due to a termination without cause, we will vest (x) a pro-rata portion of Mr. Redling’s Performance RSUs earned with respect to 2010, and (y) the lesser of (i) a pro-rata portion of Mr. Redling’s Performance RSUs granted with respect to 2012 and (ii) a pro-rata portion of the number of Performance RSUs actually earned for 2012. In each case, the pro-ration of Performance RSUs will be based on the number of months worked by Mr. Redling in the 36-month period beginning March 1, 2010. Mr. Redling would have also been eligible to receive this benefit if his employment had ceased due to his death.

In addition, if Mr. Redling’s employment had ceased due to his death, we would have paid his estate a pro-rata portion of his maximum annual cash bonus opportunity. Also, in the event of his death, the next installment of restricted stock granted to Mr. Redling in 2009 would have become vested, and his 2010 and 2011 restricted stock grants and his stock options would have become fully vested.

If Mr. Redling’s employment had terminated on account of his disability, we would have paid him a lump sum cash payment in an amount equal to 12 months of his base salary (less any amounts that would have been payable to him during the 12 month period following the date he was considered totally disabled pursuant to our then-existing disability benefit plans) and a pro-rata portion of his maximum annual cash bonus opportunity. In addition, the next installment of restricted stock granted to Mr. Redling in 2009 would have become vested, and his 2010 and 2011 restricted stock grants and his stock options would have become fully vested.

In the event of a change of control, any unvested restricted stock and stock options Mr. Redling holds will become fully vested. In addition, the Performance RSUs Mr. Redling earned with respect to 2010 will become fully vested and Mr. Redling’s Performance RSU grant with respect to 2012 will be deemed earned at the maximum level. If Mr. Redling is employed by us on the first anniversary of a change of control (which is not expected, given the letter agreement described above), we will pay him a lump sum retention cash payment in an amount equal to 30 months of his monthly base salary as then in effect. If any payment or benefit provided to Mr. Redling resulting from a change of control is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will pay Mr. Redling an additional gross-up payment to cover the excise tax and all federal, state, and local income and employment taxes on the additional gross-up payment.

As required by SEC rules, the following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Redling under the terms of his employment agreement and equity award agreements, based on facts then prevailing:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	280G Tax Gross-Up ($)	Total ($)
Termination without cause	$1,417,186	$708,593	$3,599,813	(4)	$18,494	—	$5,744,086
Termination for good reason or due to non-renewal of agreement	$1,417,186	$708,593	$2,801,430		$18,494	—	$4,945,703
Termination by death	—	$708,593	$2,737,733	(4)	—	—	$3,446,326
Termination by disability	$708,593	$708,593	$2,276,797		—	—	$3,693,983
Change of control	—	—	$4,324,144	(5)	—	—	$4,324,144

(1)	Lump sum payments.
(2)	The restricted shares, options and Performance RSUs are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.
(4)	Amount includes the value of a pro-rata portion of Mr. Redling’s Performance RSUs earned with respect to 2010. The amount does not include the value of Mr. Redling’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011. The amount also does not include the value of Mr. Redling’s Performance RSU grant with respect to 2012 because no portion of such Performance RSUs can be earned or vest upon a termination without cause or on account of his death before the performance goals for such grant are established. As of December 31, 2011, the performance goals for Mr. Redling’s 2012 Performance RSUs had not yet been established.
(5)	Amount includes the value of Mr. Redling’s Performance RSUs earned with respect to 2010 and the maximum value of Mr. Redling’s Performance RSUs granted with respect to 2012. The amount does not include the value of Mr. Redling’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011.

The severance benefits ultimately payable to Mr. Redling upon cessation of his employment later this year will likely differ from the amounts shown in the “without cause” row of the table above due to, among other things, interim changes in our stock price and the number of unvested shares held by him.

David D. Clark

If Mr. Clark’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary), and (c) the cost to us of 12 months’ continuation of his group life and AD&D insurance coverage, (ii) continue his group healthcare coverage for 12 months at his normal contribution rates, (iii) reduce his post-termination non-compete covenant from 24 to 12 months, (iv) fully vest his 2007 restricted stock grant, (v) vest the next installment of each of his 2009, 2010 and 2011 restricted stock grants and his 2011 stock option grant, and (vi) vest any shares of restricted stock granted in 2008 that would become vested within twelve months following termination if the award became vested on a monthly, rather than annual, basis.

In addition, if Mr. Clark’s employment ceases due to a termination by us without cause or due to his death, we will vest (x) a pro-rata portion of Mr. Clark’s Performance RSUs earned with respect to 2010, and (y) the lesser of a pro-rata portion of Mr. Clark’s Performance RSUs granted with respect to 2012 and a pro-rata portion of the number of Performance RSUs actually earned for 2012. In each case, the pro-ration of Performance RSUs will be based on the number of months worked by Mr. Clark in the 36-month period beginning March 1, 2010.

If Mr. Clark’s employment ceases due to his death, we will pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 100% of his base salary), and we will vest the next installment of each of his 2009,2010 and 2011 restricted stock grants and his stock option grant. In addition, any shares of restricted stock granted in 2007 or 2008, which would become vested within six months following his death if the award became vested on a monthly, rather than annual, basis, will become fully vested.

If Mr. Clark’s employment is terminated on account of his disability, we will pay Mr. Clark a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 100% of his base salary), and we will vest the next installment of each of his 2009, 2010 and 2011 restricted stock grants and his stock option grant that were scheduled to vest. In addition, any shares of restricted stock granted in 2007 or 2008 that would become vested within six months following his termination if the award became vested on a monthly, rather than annual, basis, will vest.

In the event of a change of control, any unvested restricted stock and stock options Mr. Clark holds will become fully vested. In addition, the Performance RSUs Mr. Clark earned with respect to 2010 will become fully vested, and Mr. Clark’s Performance RSU grant with respect to 2012 will be deemed earned at the maximum level.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Clark under the terms of his employment agreement and equity award agreements:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)		All Other Compensation ($) (3)	Total ($)
Termination without cause	$301,638	$301,638	$536,787	(4)	$18,382	$1,158,445
Termination for good reason or due to non-renewal of agreement	$301,638	$301,638	$462,734		$18,382	$1,084,392
Termination by death	—	$301,638	$319,600	(4)	—	$621,238
Termination by disability	$25,137	$301,638	$299,846		—	$626,621
Change of control	—	—	$1,232,581	(5)	—	$1,232,581

(1)	Lump sum payments.
(2)	The restricted shares, options and Performance RSUs are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.
(4)	Amount includes the value of a pro-rata portion of Mr. Clark’s Performance RSU earned with respect to 2010. The amount does not include the value of Mr. Clark’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011. The amount also does not include the value of Mr. Clark’s Performance RSU grant with respect to 2012 because no portion of such Performance RSUs can be earned or vest upon a termination without cause or on account of his death before the performance goals for such grants are established. As of December 31, 2011, the performance goals for Mr. Clark’s 2012 Performance RSUs had not yet been established.
(5)	Amount includes the value of Mr. Clark’s Performance RSUs earned with respect to 2010 and the maximum value of Mr. Clark’s Performance RSUs granted with respect to 2012. The amount does not include the value of Mr. Clark’s Performance RSU grant with respect to 2011 because none of those Performance RSUs were earned for 2011.

Michael R. Amburgey

If Mr. Amburgey’s employment is terminated by us without cause, by him for good reason, or upon our non-renewal of his employment agreement, then in exchange for a mutual general release, we will (i) pay him a lump sum cash severance payment equal to the sum of (a) 12 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 75% of his base salary), and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, (ii) continue his group healthcare coverage for 12 months at his normal contribution rates, (iii) reduce his post-termination non-compete covenant from 12 to 6 months, and (iv) vest the next installment of his 2011 restricted stock grant.

If Mr. Amburgey’s employment is terminated on account of his death, we will (i) pay his estate a lump sum cash payment equal to a prorated amount of his annual bonus (calculated as 75% of his base salary) and (ii) vest the next installment of his 2011 restricted stock grant.

If Mr. Amburgey’s employment is terminated on account of his disability, we will pay Mr. Amburgey a lump sum cash payment equal to one month of his base salary and a prorated amount of his annual bonus (calculated as 75% of his base salary). We will also vest the next installment of his 2011 restricted stock grant.

In the event we terminate Mr. Amburgey’s employment without cause or he terminates his employment for good reason, in each case within 12 months following the date of a change of control, Mr. Amburgey will become 100% vested in his otherwise unvested restricted stock.

The following table sets forth information regarding potential payments upon termination or a change of control estimated as of December 31, 2011 for Mr. Amburgey under the terms of his employment agreement and restricted stock award agreement:

	Cash Severance ($) (1)	Prorated Bonus ($) (1)	Accelerated Equity ($) (2)	All Other Compensation ($) (3)	Total ($)
Termination without cause, for good reason or due to non-renewal of agreement	$300,000	$225,000	$252,520	$18,382	$795,902
Termination by death	—	$225,000	$252,520	—	$477,520
Termination by disability	$25,000	$225,000	$252,520	—	$502,520
Change of control	—	—	$1,010,078	—	$1,010,078

(1)	Lump sum payments.
(2)	The restricted shares are valued using the closing stock price of $12.93 at December 30, 2011.
(3)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.

Scott A. Falconer

Mr. Falconer’s employment with us ceased on April 1, 2011. In connection with the termination of his employment, we entered into a customary separation and release agreement with Mr. Falconer, under which we agreed to provide Mr. Falconer with the payments and benefits he was due under his employment agreement and the agreements governing his restricted stock grants, and he agreed to release any claims he may have had against us and our affiliates.

We agreed to provide Mr. Falconer with (i) a lump sum cash severance payment equal to the sum of (a) 24 months of his base salary then in effect, (b) a prorated amount of his annual bonus (calculated as 100% of his base salary) and (c) the cost to us of 12 months’ continuation of his of group life and AD&D insurance coverage, and (ii) continued his group health coverage for 12 months following his termination. His post-termination non-compete covenant was also reduced from 24 to 12 months. Under the agreements governing his restricted stock awards, the next installment of each of his 2009 and 2010 restricted stock grants vested, as well as an additional portion of his 2008 restricted stock grant determining by affording him 12 months of additional vesting service credit and then determining vesting on a monthly (rather than annual) basis. We also vested a pro-rata portion of Mr. Falconer’s Performance RSUs earned with respect to 2010.

The following table sets forth information regarding the payments we made to Mr. Falconer under the terms of his employment agreement and restricted stock award agreements in connection with termination of his employment without cause:

	Salary ($)	Prorated Bonus ($)	Accelerated Equity ($) (1)	All Other Compensation ($) (2)	Total ($)
Termination without cause	$570,000	$71,250	$790,841	$19,981	$1,452,072

(1)	Represents the value, on the date of termination of Mr. Falconer’s employment, of 54,791 restricted shares and 902 Performance RSUs that became fully vested upon termination of his employment without cause.
(2)	These amounts reflect the estimated cost to continue group health, life and AD&D benefits for 12 months.

Christopher S. Terrill

Mr. Terrill was party to an employment agreement with us. Mr. Terrill resigned his employment with us effective May 13, 2011. Because he resigned, he was not entitled to receive any payments or benefits from us in connection with his termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of July 27, 2012, the amount and percentage of our issued common stock beneficially owned by each person who is known by us to beneficially own more than 5% of our issued common stock:

Name and Address of 5% Beneficial Owner	Shares Beneficially Owned (1)		Percent of Issued Common Stock
BlackRock, Inc.	2,109,533	(2)	7.4%
40 East 52nd Street New York, NY 10022

Royce & Associates, LLC	1,998,950	(3)	7.0%
745 Fifth Avenue New York, NY 10151

The following table shows as of July 27, 2012, the amount and percentage of our issued common stock beneficially owned (unless otherwise indicated) by each of our (i) current directors, (ii) Named Executive Officers and (iii) current directors and current executive officers, as a group:

Name of Beneficial Owner	Shares Beneficially Owned (1) (4)		Shares Acquirable Within 60 Days (5)	Percent of Issued Common Stock
Michael R. Amburgey	86,140		—	*
Robert F. Bernstock	24,544		—	*
David D. Clark	87,992		6,250	*
Michael F. Devine, III	23,552		—	*
Scott A. Falconer	70,439	(6)	—	*
Paul Guyardo	15,551		—	*
Michael J. Hagan	14,913		—	*
Warren V. (Pete) Musser	12,344	(7)	—	*
Joseph M. Redling	565,594		62,500	2.2%
Christopher S. Terrill	44,038	(8)	—	*
Brian P. Tierney	64,123	(9)	—	*
Stephen T. Zarrilli	18,079		—	*
All directors and current executive officers, as a group (10 persons)	912,832		68,750	3.4%

*	less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (a) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (b) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (c) if a person held options to purchase shares that were exercisable on, or became exercisable within 60 days of, July 27, 2012, that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.
(2)	This information is as of December 31, 2011 as disclosed on a Schedule 13G/A filed with the SEC on February 10, 2012.
(3)	This information is as of December 31, 2011 as disclosed on a Schedule 13G/A filed with the SEC on January 19, 2012.
(4)	Information supplied by officers and directors.
(5)	Unless otherwise noted, reflects the number of shares that could be purchased by exercise of options available at July 27, 2012 or within 60 days thereafter under our stock option plans.
(6)	Mr. Falconer’s holdings are reported as of April 1, 2011, the date he ceased to be employed by the Company, and exclude 28,959 shares which were cancelled in connection with his resignation.
(7)	Mr. Musser has pledged 1,893 shares held directly by him.
(8)	Mr. Terrill’s holdings are reported as of May 13, 2011, the date he ceased to be employed by the Company, and exclude 91,273 shares which were cancelled in connection with his resignation.
(9)	The shares set forth as beneficially owned by Mr. Tierney include 4,297 shares that are owned by the Tierney Family Foundation, of which Mr. Tierney is trustee. Mr. Tierney and the Tierney Family Foundation have pledged 57,997 shares held directly by them.

Appendix A

AMENDED AND RESTATED

NUTRISYSTEM, INC.

2008 LONG-TERM INCENTIVE PLAN

1.	Purpose

The purpose of the Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”) is to provide designated (i) employees of NutriSystem, Inc. (the “Company”) and its subsidiaries, (ii) non-employee members of the Board of Directors of the Company, and (iii) consultants and advisors who perform services for the Company and its subsidiaries with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights, other stock-based awards and performance-based cash bonuses, as set forth herein. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

2.	Definitions

Whenever used in this Plan, the following terms will have the respective meanings set forth below:

(a) “Board” means the Company’s Board of Directors.

(b) “Bonus” means a cash payment made pursuant to the Plan.

(c) “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a “Change of Control” shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company; or

(iii) After the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than one year, unless the election or nomination for election of each new director who was not a director at the beginning of such one-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

Notwithstanding the foregoing, in the case of a distribution under the Plan of an amount which is subject to section 409A of the Code, no event set forth above shall be a “Change of Control” unless such event also constitutes a “change in control event” as defined under section 409A of the Code

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means (i) with respect to Grants to Employees and Consultants, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, (ii) with respect to Grants made to Non-Employee Directors, the Board, and (iii) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, a committee that consists of two or more persons appointed by the Board, all of whom shall be “outside directors” as defined under section 162(m) of the Code and related Treasury regulations.

(f) “Company” means NutriSystem, Inc. or any successor thereto.

(g) “Company Stock” means the common stock of the Company, par value $0.001 per share.

(h) “Consultant” means an advisor or consultant who performs services for the Employer.

(i) “Dividend Equivalent” means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term “Dividend Equivalent” shall include the accrued interest. Notwithstanding anything to the contrary contained in this Plan, (i) with respect to Grants that are intended to be “qualified performance-based compensation” under section 162(m) of the Code, Dividend Equivalents may accrue on such Grants but may only be paid to Participants based on the achievement of specific performance goals established by the Committee and shall not be paid currently, and (ii) Dividend Equivalents may not be granted in connection with SARs or Options.

(j) “Effective Date” means September 5, 2012.

(k) “Employee” means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(l) “Employer” means the Company and its subsidiaries.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Exercise Price” means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(o) “Fair Market Value” of Company Stock means, unless the Committee determines otherwise with respect to a particular Grant, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported “bid” and “asked” prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

(p) “Grant” means an Option, Stock Unit, Stock Award, SAR, Other Stock-Based Award or Bonus granted under the Plan.

(q) “Grant Agreement” means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

(r) “Incentive Stock Option” means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(s) “Non-Employee Director” means a member of the Board who is not an Employee.

(t) “Nonqualified Stock Option” means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(u) “1933 Act” means the Securities Act of 1933, as amended.

(v) “Option” means an option to purchase shares of Company Stock, as described in Section 7.

(w) “Other Stock-Based Award” means a grant that is based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

(x) “Participant” means an Employee, Consultant or Non-Employee Director designated by the Committee to participate in the Plan.

(y) “Plan” means this Amended and Restated NutriSystem, Inc. 2008 Long-Term Incentive Plan, as may be amended from time to time.

(z) “SAR” means a stock appreciation right as described in Section 10.

(aa) “Stock Award” means an award of Company Stock as described in Section 9.

(bb) “Stock Unit” means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

3.	Administration

(a) Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

(b) Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c) Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated Participants.

4.	Grants

(a) Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10, Other Stock-Based Awards as described in Section 11 or Bonuses granted in accordance with Section 12. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement.

(b) All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

5.	Shares Subject to the Plan

(a) Shares Authorized. Subject to adjustment as described in subsection (d) below, the total aggregate number of shares of Company Stock that may be issued under the Plan is 5,400,000 shares of Company Stock, which amount is comprised of (i) 2,700,000 shares of Common Stock authorized for issuance by stockholders on May 13, 2008, plus (ii) 2,700,000 additional shares of Common Stock authorized for issuance by stockholders on September 5, 2012.

(b) Source of Shares; Share Counting. Shares issued under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards are forfeited or terminated, or otherwise settled without the issuance of shares, the shares reserved for such Grants shall again be available for purposes of the Plan. If shares subject to a Grant are withheld in satisfaction of the exercise price of that Grant, or are withheld or remitted back to the Company in satisfaction of tax withholding obligations arising in connection with that Grant, the withheld or remitted shares will become available again for purposes of this Plan. Similarly, shares subject to a Grant that is settled in cash will become available again for purposes of this Plan.

(c) Individual Limits. The maximum aggregate number of shares of Company Stock with respect to which Grants denominated in shares of Common Stock may be made under the Plan to any individual during any calendar year shall be 350,000 shares, subject to adjustment as described in subsection (d) below. The maximum amount of any Bonus paid to any individual under the Plan shall be limited to $1,500,000 per each twelve (12)-month period (or portion thereof) included within the applicable performance period. The aggregate number of shares of Company Stock that may be issued under the Plan as Incentive Stock Options is the total number of shares available for issuance hereunder, as stated above in Section 5(a), subject to adjustment as described below in subsection (d).

(d) Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 422 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

6.	Eligibility for Participation

(a) Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Consultants are eligible to participate in the Plan if they perform bona fide services for the Employer, the services are not in connection with the offer or sale of securities in a capital-raising transaction, and the Consultants do not directly or indirectly promote or maintain a market for the Company’s securities.

(b) Selection of Participants. The Committee shall select the Employees, Consultants and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

7.	Options

(a) General Requirements. The Committee may grant Options to an Employee, Consultant or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Consultants and Non-Employee Directors.

(b) Type of Option, Price and Term.

(i) The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Consultants or Non-Employee Directors.

(ii) The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(iii) The Committee shall determine the term of each Option, which shall not exceed 10 years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

(c) Exercisability of Options.

(i) Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(ii) The Committee may provide in a Grant Agreement that the Participant may elect to exercise part or all of an Option before it otherwise has become exercisable. Any shares so purchased shall be restricted shares and shall be subject to a repurchase right in favor of the Company during a specified restriction period, with the repurchase price equal to the lesser of (A) the Exercise Price or (B) the Fair Market Value of such shares at the time of repurchase, or such other restrictions as the Committee deems appropriate.

(iii) Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(d) Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director or Consultant. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(e) Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash or certified check, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

(f) Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

8.	Stock Units

(a) General Requirements. The Committee may grant Stock Units to an Employee, Consultant or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.

(b) Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c) Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

(d) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant’s employment or service, and the circumstances under which Stock Units may be forfeited.

(e) Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate. Dividend Equivalents may be paid to Participants currently or may be deferred. All Dividend Equivalents that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred Dividend Equivalents may accrue interest, all as determined by the Committee. The Committee may provide that Dividend Equivalents shall be payable based on the achievement of specific performance goals. Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

9.	Stock Awards

(a) General Requirements. The Committee may issue shares of Company Stock to an Employee, Consultant or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

(b) Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant’s employment or service, and the circumstances under which Stock Awards may be forfeited.

(c) Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15(a). If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

(d) Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period. The Committee may determine that dividends on Stock Awards shall be withheld while the Stock Awards are subject to restrictions and that the dividends shall be payable only upon the lapse of the restrictions on the Stock Awards, or on such other terms as the Committee determines. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan. Accumulated dividends may accrue interest, as determined by the Committee, and shall be paid in cash, shares of Company Stock, or in such other form as dividends are paid on Company Stock, as determined by the Committee.

10.	Stock Appreciation Rights

(a) General Requirements. The Committee may grant SARs to an Employee, Consultant or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The Committee shall also determine the term of each SAR, which shall not exceed 10 years from the date of grant. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

(b) Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c) Exercisability. A SAR shall become exercisable in accordance with such terms and conditions as may be specified. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable.

(d) Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e) Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

(f) Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

11.	Other Stock-Based Awards

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees, Consultants and Non-Employee Directors, on such terms and conditions as the Committee deems appropriate. Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement.

12.	Qualified Performance-Based Compensation

(a) Designation as Qualified Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents, Other Stock-Based Awards or Bonuses granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code, in which case the provisions of this Section 12 shall apply.

(b) Performance Goals. When Grants are made under this Section 12, the Committee shall establish in writing (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of section 162(m) of the

Code for “qualified performance-based compensation.” The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable, but may reduce the amount of compensation that is payable, pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c) Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, business growth initiatives, cost targets, goals relating to acquisitions or divestitures, or first-time orders (whether from all or only certain sales channels). The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Participants.

(d) Timing of Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code.

(e) Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

(f) Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant’s death or disability, a Change of Control or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

13.	Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

14.	Withholding of Taxes

(a) Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

(b) Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company’s tax withholding obligation with respect to Grants paid in Company Stock, at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

15.	Transferability of Grants

(a) Restrictions on Transfer. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b) Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide, in a Grant Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer.

16.	Consequences of a Change of Control

In the event of a Change of Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Options and SARs shall be fully exercisable, and restrictions on outstanding Stock Awards and Stock Units shall lapse, as of the date of the Change of Control or at such other time as the Committee determines, (ii) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Options and SARs exceeds the Exercise Price, and on such terms as the Committee determines, (iii) after giving Participants an opportunity to exercise their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, (iv) with respect to Participants holding Stock Units and Other Stock-Based Awards, the Committee may determine that such Participants shall receive one or more payments in settlement of such Stock Units and Other Stock-Based Awards, in such amount and form and on such terms as may be determined by the Committee, or (v) determine that all outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify. The Committee may provide in a Grant Agreement that a sale or other transaction involving a subsidiary or other business unit of the Company shall be considered a Change of Control for purposes of a Grant, or the Committee may establish other provisions that shall be applicable in the event of a specified transaction.

17.	Requirements for Issuance of Shares

No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a stockholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

18.	Amendment and Termination of the Plan

(a) Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19(b) below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

(b) No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARS in exchange for cash, other Grants or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c) Duration of the Plan. No further Grants will be made under the Plan after the day immediately preceding the tenth anniversary of its Effective Date, provided that Grants under Section 12 may be made only until the first stockholders’ meeting that occurs in the fifth year following the Effective Date.

19.	Miscellaneous

(a) Effective Date. The Plan shall be effective as of the Effective Date.

(b) Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

(c) Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code or an exception from such requirements. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(d) Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(e) Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

(f) Rights of Participants. Nothing in this Plan shall entitle any Employee, Consultant, Non-Employee Director or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

(g) No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(h) Employees Subject to Taxation Outside the United States. With respect to Participants who are subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(i) Forfeiture for Dishonesty. Notwithstanding anything to the contrary in the Plan, if the Committee finds, by a majority vote, after full consideration of the facts presented on behalf of both the Employer and any Participant, that the Participant has been engaged in fraud, embezzlement, theft, commission of a felony or dishonest conduct in the course of his employment or service with the Employer that damaged the Company or any other Employer or that the Participant has disclosed trade secrets of the Company or any other Employer, the Participant shall forfeit all unexercised Grants and all exercised Grants with respect to which the Company has not yet delivered share certificates or payment, as the case may be. The decision of the Committee in interpreting and applying the provisions of this Section 19(i) shall be final. No decision of the Committee shall affect the finality of the discharge or termination of such Participant by the Employer in any manner.

(j) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

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NUTRISYSTEM, INC. C/O BROADRIDGE 1717 Arch Street, Suite 1300 Philadelphia, PA 19103

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL #
NUTRISYSTEM, INC. - COMMON	SHARES [# of shares]

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:            ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:					For	Against	Abstain
1	APPROVE THE AMENDED AND RESTATED NUTRISYSTEM, INC. 2008 LONG-TERM INCENTIVE PLAN.				☐	☐	☐

NOTE: In their discretion, the proxy holders, on behalf of and at the discretion of our Board of the Directors, are authorized to vote with respect to matters incident to the conduct of the Special Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES
CUSIP #
		JOB #				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com .

NUTRISYSTEM, INC. PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 5, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph M. Redling and David D. Clark, and each or either of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of our common stock, which the undersigned may be entitled to vote at the Special Meeting of our Stockholders to be held at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Philadelphia, PA 19103 on Wednesday, September 5, 2012 at 10:00 a.m. (EDT) and at any adjournment or postponement thereof, as follows:

This proxy will be voted as specified. If an executed proxy is returned but a choice is not specified, the shares represented by this proxy will be voted “FOR” the proposal to approve the Amended and Restated Nutrisystem, Inc. 2008 Long Term Incentive Plan.

Continued and to be signed on reverse side